As filed with the Securities and Exchange Commission on December 21, 1999
                                               Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  ----------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                          --------------------------

                              InfoSpace.com, Inc.
            (Exact name of Registrant as specified in its charter)
                                  ----------

            DELAWARE                                      7375                                 91-1718107
(State or other jurisdiction of               (Primary Standard Industrial                  (I.R.S. Employer
incorporation or organization)                Classification Code Number)                 Identification Number)
                                               15375 N. E. 90/th/ Street
                                               Redmond, Washington 98052
                                                    (425) 602-0600

 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             --------------------
                             Ellen B. Alben, Esq.
                  Senior Vice President, Legal and Business
                            Affairs, and Secretary
                                InfoSpace.com,
                           15375 N. E. 90/th/ Street
                           Redmond, Washington 98052
                                (425) 602-0600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             --------------------

                                  Copies to:
                          Patrick J. Schultheis, Esq.
                             Richard C. Sohn, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              5300 Carillon Point
                        Kirkland, Washington 98033-7356
                                  ----------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                                  CALCULATION OF REGISTRATION FEE
======================================================================================================================
           Title of Each Class                              Proposed Maximum     Proposed Maximum
             of Securities to                Amount to be    Offering Price     Aggregate Offering       Amount of
             be Registered                    Registered      Per Share (1)          Price (1)        Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value...........        779,825            $144.00       $112,294,800.00          $29,645.83
======================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average high and low trading price of the Common Stock reported on the Nasdaq National Market on December 15, 1999 in accordance with Rule 457(c) under the Securities Act of 1933.

                            -----------------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion December 21, 1999

PROSPECTUS

                                779,825 Shares

                              InfoSpace.com, Inc.

                                 ___________

                                 Common Stock
                              ($0.0001 par value)
                     ____________________________________

     This prospectus relates to the public offering, which is not being underwritten, of up to 779,825 shares of our common stock which is held by some of our current stockholders.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol "INSP." On December 17, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $166.6875 per share.

     See "Risk Factors" beginning at page 4 to read about certain factors you should consider before buying shares of our common stock.

                     ____________________________________

     Neither the Securities and Exchange Commission nor state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     ____________________________________

               The date of this Prospectus is ___________, 2000.

                               TABLE OF CONTENTS



                                                                                     Page
                                                                                    -------
Where You Can Find More Information..............................................       2
Forward-Looking Statements.......................................................       3
InfoSpace.com....................................................................       4
Risk Factors.....................................................................       4
Selling Stockholders.............................................................      20
Plan of Distribution.............................................................      21
Legal Matters....................................................................      22
Experts..........................................................................      22
Index to Financial Statements....................................................     F-1

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "InfoSpace.com," "we," "us," and "our" refer to InfoSpace.com, Inc., its predecessors and its consolidated subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

      (1)  Our Annual Report on Form 10-K for the year ended December 31, 1998;

      (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

      (3) Our Current Reports on Form 8-K dated July 15, 1999, August 16, 1999, September 27, 1999, and October 14, 1999;

      (4)  Our Current Report on Form 8-K/A dated December 20, 1999; and

     (5) The description of our common stock contained in our registration statement on Form 8-A dated December 3, 1998, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                    Attn:  Secretary
                    InfoSpace.com, Inc.
                    15375 N.E. 90/th/ Street
                    Redmond, WA 98052
                    (425) 602-0600

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     You should rely on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

     Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

     No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.

                                 INFOSPACE.COM

     We began operations in March 1996 as a Washington corporation and were incorporated in Delaware in April 1996, at which time the operations of our Washington corporation predecessor were transferred to the Delaware corporation.

     Our executive offices are located at 15375 N.E. 90/th/ Street, Redmond, Washington 98052, and our telephone number is (425) 602-0600. We maintain a World Wide Web site at www.infospace.com. Information contained on our Web site does not constitute a part of this prospectus.

     We are a leading Internet information infrastructure company, providing enabling technologies and Internet services for consumers, merchants and wireless devices. We provide private label solutions of Internet services to an affiliate network of Internet portals, affinity Web sites and leading companies enabling Internet access through wireless devices. Our affiliate network includes more than 2,100 Web sites. Our affiliates include AOL, Microsoft, Lycos, NBC's Snap, Go2Net, Disney/Infoseek's GO Network, Network Solutions, DoubleClick, Dow Jones (The Wall Street Journal Interactive Edition), ABC LocalNet, BellSouth, US West, AT&T Wireless, GTE Sprint, Nokia and Ericsson.

                                 RISK FACTORS

     In addition to reviewing other information in this prospectus and our Annual Report on Form 10-K and the other documents incorporated herein by reference, you should consider carefully the following factors in evaluating us and our business before purchasing shares of our common stock.

Pending and Potential Acquisitions Involve Risks.

     We have acquired complementary technologies or businesses in the past, and intend to do so in the future. Acquisitions may involve potentially dilutive issuances of stock, the incurrence of additional debt and contingent liabilities or large one-time write-offs and amortization expenses related to goodwill and other intangible assets. Any of these factors could adversely affect our results of operations or stock price. Acquisitions, including our recent transactions with INEX, Union-Street and eComLive, involve numerous risks, including:

     . difficulties in assimilating the operations, products, technology, information systems and personnel of the acquired company;
     .  diverting management's attention from other business concerns;
     . impairing relationships with our employees, affiliates, advertisers, content providers and distribution partners;
     . being unable to maintain uniform standards, controls, procedures and policies;
     . entering markets in which we have no direct prior experience; and . losing key employees of the acquired company.

     In June 1998, we acquired Outpost Network, Inc. As a result of this acquisition, we acquired certain electronic commerce technology and hired approximately ten employees. We issued approximately 3,000,000 shares of stock to the former shareholders of Outpost and agreed to offer employment to certain employees of Outpost. In June 1999, we acquired certain MyAgent Technology assets from Active Voice Corporation and hired six employees who helped develop the MyAgent Technology. In October 1999, we acquired INEX and Union-Street.com, Inc. These companies became subsidiaries of ours, and we relocated some of their employees to our headquarters in Redmond, Washington. We will issue approximately 1,350,000 shares of our common stock as a result of our acquisitions of INEX and Union-Street.com, Inc. In December 1999, we acquired eComLive.com Inc. which became a subsidiary of ours and for which we will issue approximately 356,000 shares of our common stock.

     In October 1999, we entered into an agreement to acquire Zephyr Software Inc. In December 1999, we entered into separate agreements to acquire Prio, Inc. and Saraide.com inc.

     We may not be able to successfully integrate the technology and personnel we acquired from these or any other businesses, technologies or personnel that we acquire in the future. We and the businesses acquired by us may require substantial additional capital, and there can be no assurance as to the availability of such capital when needed, nor as to the terms on which such capital might be made available to us. We have retained, and may in the future retain, existing management of acquired companies or technologies, under the overall supervision of our senior management. The success of the operations of these acquired companies and technologies will depend, to a great extent, on the continued efforts of the management of the acquired companies.

We Have a Limited Operating History and a History of Losses.

     We have a very limited operating history, which makes it difficult to evaluate our business and prospects. We have incurred net losses from our inception in March 1996 through June 30, 1999. At September 30, 1999, we had an accumulated deficit of approximately $14.2 million. We expect to incur operating losses on a quarterly basis in the future. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as Internet services. To address the risks we face and to be able to achieve and sustain profitability, we must, among other things:

     . develop and maintain strategic relationships with potential affiliates, distribution partners and content providers;
     .  identify and acquire the rights to additional content;
     . successfully integrate new features with our consumer, merchant and wireless services;
     . expand our sales and marketing efforts, including relationships with third parties to sell local advertising for our Internet yellow pages directory services;
     . maintain and increase our affiliate, distribution and advertiser base;
     .  successfully expand into international markets;
     . retain and motivate qualified personnel; and . successfully respond to competitive developments.

     If we do not effectively address the risks we face, our business will suffer and we may not sustain profitability.

Our Business Model Is Evolving and Unproven.

     Our business model is described below. We:

     .  aggregate content and commerce information from third-parties;
     . integrate this content and commerce information with related information and community services;

     . distribute these integrated services on a private label basis to leading Internet portals, affinity sites and wireless devices;
     . generate revenues from the sale of advertisements and promotions on the Web pages that deliver our consumer services;
     . generate licensing revenues from our merchant and wireless technology and services; and
     . generate e-commerce revenue from transactions completed utilizing our merchant services.

     Our business model is relatively new to the Internet, is unproven and is likely to continue to evolve. Accordingly, our business model may not be successful, and we may need to change it. Our ability to generate significant revenues by distributing integrated private label solutions depends, in part, on our ability to successfully market our private label solutions to Internet portals and affinity sites that currently do not rely on third-party sources for their content and service infrastructure needs and do not typically utilize content infrastructure services that are readily available to their competitors. We intend to continue to develop our business model as we explore opportunities internationally and in new and unproven areas such as electronic commerce and in providing private label solutions for wireless devices.

Our Financial Results Are Likely to Fluctuate.

     Our financial results have varied on a quarterly basis and are likely to fluctuate substantially in the future. These fluctuations may be caused by several factors, many of which are beyond our control. These factors include:

     .  the addition or loss of affiliates;
     . variable demand for our consumer, merchant and wireless services by our affiliates;
     .  the cost of acquiring and the availability of content;
     . the overall level of demand for consumer, merchant and wireless services;
     . our ability to attract and retain advertisers, content providers, affiliates and distribution partners;
     .  seasonal trends in Internet usage and advertising placements;
     . the amount and timing of fees we pay to our affiliates to include our private label solutions on their Web sites and wireless devices;
     . the productivity of our direct sales force and the sales forces of the independent yellow pages publishers, media companies and direct marketing companies that sell local Internet yellow pages advertising for us;
     . the amount and timing of increased expenditures for expansion of our operations, including the hiring of new employees, capital expenditures and related costs;
     . our ability to continue to enhance, maintain and support our technology; the result of litigation that is currently ongoing against InfoSpace.com, or any litigation that is filed against us in the future;
     .  our ability to attract and retain personnel;
     . the introduction of new or enhanced services by us, our affiliates or distribution partners, or other companies that compete with us or our affiliates;
     . price competition or pricing changes in Internet advertising and Internet services, such as ours;
     . technical difficulties, system downtime, system failures or Internet brown-outs;
     . political or economic events and governmental actions affecting Internet operations or content; and
     . general economic conditions and economic conditions specific to the Internet.

     If one or more of these factors or other factors occur, our business could suffer.

     In addition, because InfoSpace.com only began operations in March 1996, and because the market for Internet services such as ours is new and evolving, it is very difficult to predict future financial results. We plan to significantly increase our sales and marketing, research and development and general and administrative expenses in the balance of 1999 and the year 2000. Our expenses are partially based on our expectations regarding future revenues and estimated expenses from our acquisitions, which are largely fixed in nature, particularly in the short term. As a result, if our revenues in a period do not meet our expectations, our financial results will likely suffer.

Our Business Is Seasonal.

     During the summer months and year-end holiday season, Internet usage typically declines, and our affiliates experience reduced user traffic. In addition, advertising sales in traditional media, such as broadcast and cable television, generally declines in the first and third quarters of the year. As the Internet matures, we believe more companies will spend money on advertising in the third quarter in anticipation of the year-end holiday season. Historically, this spending has occurred mainly in the fourth quarter. Depending on the extent to which the Internet and commercial online services are accepted as an advertising medium, seasonality in the level of advertising expenditures could become more pronounced for Internet-based advertising. Seasonality in Internet service usage and advertising expenditures is likely to cause quarterly fluctuations in our results of operations.

We Rely on Advertising and Transaction Revenues.

     We derive a significant amount of our revenues from the sale of national and local advertisements, transaction fees and promotions from our affiliates who use our consumer services, and we expect this to continue in the future. Our ability to increase and diversify our revenues will depend upon a number of factors, including the following:

     . the acceptance of the Internet as an advertising medium by national and local advertisers;
     . the acceptance and regular use of our private label solutions by a large number of users who have demographic characteristics that are attractive to advertisers;
     .  the expansion and productivity of our advertising sales force;
     . the development of the Internet as an attractive platform for electronic commerce;
     . the adoption of our wireless services and solutions by wireless carriers and device manufacturers; and
     . availability of attractive advertising space within our private label solutions.

We Rely on Our Relationships with Affiliates.

     We will be able to continue generating revenues from advertising and promotions only if we can secure and maintain distribution for our private label solutions on acceptable commercial terms through a wide range of affiliates. We expect that revenues generated from the sale of advertisements and promotions delivered through our network of affiliates will continue to account for a significant portion of our revenues for the foreseeable future. In particular, we expect that a limited number of our affiliates, including, America Online, Inc., or AOL, its CompuServe and Digital City divisions and its Netscape Communications subsidiary and Microsoft Network, LLC will account for a substantial portion of our affiliate traffic and, therefore, revenues over time. Our distribution arrangements with our affiliates typically are for limited durations of between six months and two years and automatically renew for successive terms thereafter, subject to termination on short notice. We cannot assure you that such arrangements will not be terminated or that such arrangements will be renewed upon expiration of their terms. We generally share with each affiliate a portion of the revenues generated by advertising on the Web pages that deliver our content services. We pay carriage fees to certain affiliates, including AOL. These relationships may not be profitable or result in benefits to us that outweigh the costs of the relationships.

     Our affiliate relationships are in an early stage of development. If affiliates, especially major affiliates, demand a greater portion of advertising revenues or require us to make payments for access to their site or device, our business may suffer. In addition, if we lose a major affiliate, we may be unable to timely or effectively replace the affiliate with other affiliates with comparable traffic patterns and user demographics. The loss of any major affiliate could harm our business.

We Rely on Third Parties for Sales of Internet Yellow Pages Advertising.

     We rely on arrangements with RBOCs, independent yellow pages publishers, media companies and direct marketing companies to generate local Internet yellow pages advertising revenues, both domestically and internationally. These companies sell enhanced yellow pages listings on our Internet yellow pages directory services. Under some of our arrangements with independent yellow pages publishers, we have granted exclusive rights to the publisher to sell local advertising in a specific geographic area, and we do not restrict the publisher's ability to sell advertising for any other source. These RBOCs, independent yellow pages publishers, media companies and direct marketing companies have only recently begun to offer local Internet yellow pages advertising and, accordingly, have extremely limited experience in forecasting and executing Internet advertising business models. We may have to expend significant time and effort in training their sales forces.

Advertisers May Not Adopt the Internet as an Advertising Medium.

     Most advertising agencies and potential advertisers, particularly local advertisers, have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. As the Internet evolves, advertisers may find Internet advertising to be a less effective means of promoting their products and services relative to traditional methods of advertising and may not continue to allocate funds for Internet advertising. In addition, advertising on the Internet is at a much earlier stage of development in international markets compared to the United States.

     Fluid and intense competition in the sale of advertising on the Internet has led different vendors to quote a wide range of rates and offer a variety of pricing models for various advertising services. As a result, we have difficulty projecting future advertising revenues and predicting which pricing models advertisers will adopt. For example, if many advertisers base their advertising rates on the number of click throughs from our content services to their Web pages, instead of solely on the number of impressions received, our revenues could decrease. There are no widely accepted standards for the measurement of the effectiveness of Internet advertising, and standards may not develop sufficiently to support Internet advertising as a significant advertising medium. We typically base our advertising rates on the number of impressions received, and our advertising customers may not accept our measurements or such measurements may contain errors.

     Industry analysts and others have made many predictions concerning the growth of the Internet as a commercial medium. Many of these historical predictions have overstated the growth of the Internet and should not be relied upon. This growth may not occur or may occur more slowly than estimated. In addition, if a large number of consumers use "filter" software programs that limit or remove advertising from the Web, advertisers may choose not to advertise on the Internet. If the commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, our business will suffer.

We Rely on a Small Number of Customers.

     We derive a substantial portion of our revenues from a small number of customers. We expect that this will continue in the forseeable future.

     Our top ten customers represented 48% of our revenues in 1998 and 55% of our revenues for the nine months ended September 30, 1999. In particular, 800-U.S. Search, Inc. accounted for approximately 21% of our revenues for the year ended December 31, 1998, and 26% of our revenues for the nine months ended September 30, 1999. If we lose any of these customers, including 800-U.S. Search in particular, or if any of these customers are unable or unwilling to pay us amounts that they owe us, our financial results will suffer.

Our Advertising Arrangements Involve Risks.

     We typically sell national advertisements pursuant to short-term agreements of less than six months. As a result, our national advertising customers could cancel these agreements, change their advertising expenditures or buy advertising from our competitors on relatively short notice and without penalty. Because we derive, and expect to continue to derive, a large portion of our consumer services revenues from sales of national advertising, these short-term agreements expose us to competitive pressures and potentially severe fluctuations in our financial results.

     In addition, we typically guarantee our national advertising customers a minimum number of impressions or click throughs by Web users. These arrangements expose us to potentially significant risks. If we fail to deliver these minimum levels, we typically have to provide free advertising to the customer until the minimum level is met, which could harm our financial results.

     We occasionally guarantee the availability of advertising space in connection with promotion arrangements and content agreements. In addition, we occasionally provide customized advertising campaigns for advertisers and agree with certain advertisers that we will not accept advertising from any other customer within a particular subject matter. All of these arrangements subject us to certain risks. These risks include:

     . our potential inability to meet the guarantees we make to our customers; . our allocation of resources to create customized advertising that may not result in successful advertisements;
     . a requirement to forego advertising from potential customers whose advertisements would conflict with those of other customers; and
     .  a potential limitation on availability of additional advertising space.

     Any of these results could harm our financial results.

We Depend on Third Parties for Content.

     We typically do not create our own content. Rather, we acquire rights to information from more than 85 third-party content providers, and our future success is critically dependent upon our ability to maintain relationships with these content providers and enter into new relationships with other content providers.

     We typically license content under short-term arrangements that do not require us to pay royalties or other fees for the use of the content. However, we do enter into revenue-sharing arrangements with certain content providers, and we pay certain content providers a one-time fee or a fee for each query from Web users. In the future, we expect that certain of our content providers will likely demand a greater portion of advertising revenues or increase the fees that they charge us for their content. If we fail to enter into and maintain satisfactory arrangements with content providers, our business will suffer. See "--We Need to Manage Our Growth and Maintain Procedures and Controls."

We Depend on Key Personnel.

     Our performance depends on the continued services of our executive officers and other key personnel. We maintain key person life insurance on Naveen Jain, our Chief Executive Officer, in the amount of $5.0 million. We do not maintain key person life insurance policies on any of our other employees. If we lose the services of any of our executive officers or other key employees, our business could suffer.

We Need to Hire Additional Personnel.

     Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing and business development personnel. We intend to hire a significant number of technical, sales and marketing, business development and administrative personnel during the next year. If we fail to successfully attract, assimilate and retain a sufficient number of qualified technical, managerial, sales and marketing, business development and administrative personnel, our business could suffer.

We Need to Manage Our Growth and Maintain Procedures and Controls.

     We have rapidly and significantly expanded our operations and anticipate further significant expansion to accommodate expected growth in our customer base and market opportunities. We have increased the number of employees from 15 at January 1, 1998 to 184 at November 30, 1999. This expansion has placed, and is expected to continue to place, a significant strain on our management, and operational resources. Since May 1998, we have added a number of key managerial, technical and operations personnel and we expect to add additional key personnel in the near future. We also plan to significantly increase our employee base.

     We have implemented improvements in our operational, accounting and information systems, procedures and controls. In the past, our controls have not been adequate to ensure proper communication within our company regarding, and to properly document, the terms of certain of our written and verbal contracts and the termination of certain contracts. Also in the past, we did not consistently follow our procedures with respect to the documentation of the granting of options to new employees, and, at times, we failed to maintain an appropriate level of internal communication regarding the potential hiring of new employees, especially management employees. These inadequacies have led to claims against us, some of which are still pending. See "--We Are Subject to Pending Legal Proceedings."

     Our relationships with affiliates and distribution partners, content providers and advertisers are subject to frequent change. Prior to implementing procedures and controls in this area, these changes were often informal. In particular, we may have failed to perform our obligations under certain commercial contracts that may have been modified or terminated by verbal agreement. We believe that any failure to perform our obligations was not significant. This practice of the modification or termination of past written agreements by verbal agreement has resulted, and may result in the future, in disputes regarding the existence, interpretation and circumstances regarding modification or termination of commercial contracts. We are currently involved in litigation with Internet Yellow Pages, Inc., a direct marketing company with which we had a cooperative sales relationship, and have received other claims. If our relationships with affiliates and distribution partners, content providers and advertisers evolve in an adverse manner, if we get into contractual disputes with affiliates and distribution partners, content providers or advertisers or if any agreements with such persons are terminated, our business could suffer.

     We have taken a number of steps to improve our accounting and information systems, procedures and controls. In addition, we have adopted certain policies with respect to the approval, tracking and management of our commercial agreements, including:

     . standardizing the form of our commercial agreements, where possible; . requiring our legal and accounting departments to review any proposed commercial contract and approve contract modifications prior to their implementation;
     . prohibiting ourselves from entering into verbal agreements or verbal modifications or terminations of agreements; and
     . establishing a contracts database to serve as a central source of key information regarding our commercial contracts, which will facilitate the tracking and management of these contracts.

     Although these policies have been implemented, these steps may be inadequate to prevent disputes or issues relating to inadequate internal communications from arising in the future.

     To manage the expected growth of our operations and personnel, we must continue maintaining and improving or replacing existing operational, accounting and information systems, procedures and controls. We will also need to expand, train and manage our growing employee base, particularly our finance, administrative and operations staff. Further, we must manage effectively our relationships with various Internet content providers, wireless carriers, advertisers, affiliates and other third parties necessary to our business. If we are unable to manage growth effectively, our business could suffer. See "--We Are Subject to Pending Legal Proceedings."

Our International Expansion Plans Involve Risks.

     A key component of our strategy is expanding our operations into international markets. We have entered into a joint venture agreement with Thomson Directories Limited to replicate our content, community and commerce services in Europe. The joint venture, TDL InfoSpace (Europe) Limited, has targeted the United Kingdom as its first market, and it launched content services in the third quarter of 1998. Under the joint venture agreement, each of us is obligated to negotiate with TDL InfoSpace and the other party to jointly offer content, community and commerce services in other European countries prior to offering such services independently or with other parties. In March 1999, we began providing content, community and commerce services to Canadian affiliates through our wholly-owned subsidiary, InfoSpaceCanada.com. In connection with our anticipated acquisition of Zephyr Software, we expect to launch InfoSpace.com India early in 2000 to provide comprehensive localized consumer, merchant and wireless services to the Indian market. In addition, with our anticipated acquisition of Saraide, we expect to expand our wireless services into Europe, Japan and Canada.

     To date, we have limited experience in developing and syndicating localized versions of our private label solutions internationally, and we may not be able to successfully execute our business model in these markets. In addition, international markets experience lower levels of Internet usage and Internet advertising than the United States. We rely on our business partner in Europe for U.K. directory information and local sales forces and may enter into similar relationships if we expand into other international markets. Accordingly, our success in these markets will be directly linked to the success of our business partners in such activities. If our business partners fail to successfully establish operations and sales and marketing efforts in these markets, our business could suffer.

     In addition, we face a number of risks inherent in doing business in international markets, including, among others:

     .  unexpected changes in regulatory requirements;
     .  potentially adverse tax consequences;
     .  export controls relating to encryption technology;
     .  tariffs and other trade barriers;
     .  difficulties in staffing and managing foreign operations;
     .  changing economic conditions;
     . exposures to different legal standards (particularly with respect to intellectual property and distribution of information over the Internet);
     .  burdens of complying with a variety of foreign laws;
     . fluctuations in currency exchange rates; and . seasonal reductions in business activity during the summer months in
        Europe and certain other parts of the world.

     If any of these risks occur, our business could suffer.

Our Business Is Highly Competitive.

     We operate in the Internet information infrastructure services market, which is extremely competitive and is rapidly changing. Our current and prospective competitors include many large companies that have substantially greater resources than we have. We believe that the primary competitive factors in the market for Internet private label solutions are:

     . the ability to provide content and services of broad appeal, which is likely to result in increased user traffic and increase the brand name value of the Web sites and wireless devices to which the services are provided;
     . the ability to meet the specific content and service demands of a particular Web site or wireless devices;
     . the cost-effectiveness and reliability of the consumer, merchant and wireless information services;

     . the ability to provide consumer, merchant and wireless information services that are attractive to advertisers and end users;
     . the ability to achieve comprehensive coverage of a particular category of content or service; and
     . the ability to integrate related information to increase the utility of the consumer, merchant and wireless information services offered.

     We compete, directly or indirectly, in the following ways, among others:

     . our directory services compete with AnyWho? (a division of AT&T), GTE SuperPages, Switchboard, ZIP2 (which was recently acquired by Compaq), various RBOCs' directory services, infoUSA's Lookup USA, Microsoft Sidewalk and Yahoo! Yellow Pages and White Pages;
     . other information services we provide, such as classifieds, horoscopes and real-time stock quotes, compete with specialized content providers;
     . our U.K. joint venture competes with British Telecom's YELL service and Scoot (UK) Limited;
     . our merchant services compete with e-tailers such as Amazon.com and portals such as AOL, Yahoo! and MSN; and
     . our wireless commerce services compete with portals such as AOL, Yahoo!, MSN and Lycos, and with specialized content providers.

     We expect that in the future we will experience competition from other Internet services companies and providers of Internet software, including Microsoft, Yahoo!, AOL, Excite, Disney/Infoseek, Lycos, Go2Net's MetaCrawler and NBC's Snap. Some of these companies are currently customers of ours, the loss of which could harm our business. We may also face increased competition from traditional media companies expanding onto the Internet.

     Many of our current customers have established relationships with certain of our current and potential future competitors. If our competitors develop private label solutions that are superior to ours or that achieve greater market acceptance than ours, our business will suffer.

Our Business Relies on the Performance of Our Systems.

     Our success depends, in part, on the performance, reliability and availability of our consumer, merchant and wireless services. Our revenues depend, in large part, on the number of users that access our consumer, merchant and wireless services. Our computer and communications hardware is located at our main headquarters in Redmond, Washington and has been in additional hosting facilities provided by Exodus Communications, Inc. and Savvis Communications Corporation in the Seattle, Washington area. We are currently consolidating our co-location arrangements with Exodus and Savvis into a single geographically remote location. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, break-in, earthquake and similar events. We do not have a formal disaster recovery plan, and we do not carry business interruption insurance that is adequate to compensate us for losses that may occur. In addition, systems that use sophisticated software may contain bugs, which could also interrupt service. Any system interruptions resulting in the unavailability of our consumer, merchant and wireless services would reduce the volume of users able to access our consumer, merchant and wireless services and the attractiveness of our service offerings to our affiliates, advertisers and content providers, which could harm our business.

Our Industry Is Experiencing Consolidation.

     The Internet industry has recently experienced substantial consolidation. For example, AOL has acquired Netscape, @Home has acquired Excite, and Compaq has acquired ZIP2. We expect this consolidation to continue. These acquisitions could affect us in a number of ways, including:

     . companies from whom we acquire content could be acquired by one of our competitors and stop selling us content;
     . our customers could be acquired by one of our competitors and stop buying advertising from us; and
     . our customers could merge with other customers, which could reduce the size of our customer base.

     This consolidation in the Internet industry could harm our business.

We Are Subject to Pending Legal Proceedings.

     From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of third-party trademarks and other intellectual property rights by us. Such claims, even if not meritorious, could require the expenditure of significant financial and managerial resources, which could harm our business.

     An alleged former employee filed a complaint on December 7, 1998 alleging that he was terminated without cause and that he entered into an agreement with us that entitles him to an option to purchase 2,000,000 shares of our common stock or 10% of our stock. The complaint alleges breach of contract, breach of the covenant of good faith, breach of fiduciary duty, misrepresentation, promissory estoppel, intentional interference with contractual relations and unfair and deceptive acts and practices, seeking specific performance of the alleged agreement for 10% of our stock, damages equal to the value of 10% of our stock, punitive damages and attorneys' fees and costs and treble damages.

     A former employee filed a complaint in December 1999 alleging that he was terminated without cause and that he entered into an agreement with us that entitles him to an option to purchase 75,000 shares of our common stock at $1.00 per share. The complaint alleges breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligent misrepresentation and promissory estoppel, seeking specific performance of the alleged agreement for 75,000 shares of our stock at $1.00 per share, compensatory and punitive damages, and attorneys' fees and costs.

     To the extent that we are required to issue shares of our common stock or options to purchase common stock as a result of the claims filed by either or both of the persons described above, we would recognize an expense equal to the number of shares issued multiplied by the fair value of our common stock on the date of issuance, less the exercise price of any options required to be issued. This could harm our results of operations, and any such issuance would be dilutive to existing stockholders, the impact of which may be mitigated to the extent it is offset by shares of common stock in an escrow account.

     We have filed a complaint against Internet Yellow Pages, Inc., or IYP, and Greg Crane, asserting claims for (a) account stated, (b) breach of contract, and
(c) fraud. IYP has asserted counterclaims against us for breach of contract, fraud, extortion and violation of the Consumer Protection Act (RCW 19.86), and seeks relief consisting of $1,500,000 and other unquantified money damages, punitive damages, treble damages and attorneys' fees.

     We believe we have meritorious defenses to all of these claims against us. Nevertheless, litigation is inherently uncertain, and we may not prevail in these suits.

     We had discussions with a number of individuals in the past regarding employment by us and also hired and subsequently terminated a number of individuals as employees or consultants. Furthermore, primarily during our early stage of development, our procedures with respect to the manner of granting options to new employees were not clearly documented. As a result of these factors, and in light of the receipt of the above claims, we have in the past received, and may in the future receive, similar claims from one or more individuals asserting rights to acquire shares of our stock or to receive cash compensation. We cannot predict whether such future claims will be made or the ultimate resolution of any currently outstanding or future claim. Naveen Jain, our Chief Executive Officer, has placed into escrow 2,000,000 shares of our stock beneficially owned by him to indemnify us and our directors for a period of five years for certain liabilities relating to events prior to September 30, 1998. The indemnification agreement, however, does not provide for indemnification for certain matters known by the Board prior to September 30, 1998 or losses less than $100,000. Satisfaction of such liabilities through the issuance of escrowed shares could result in the recognition of future expenses, which could harm our results of operations.

We Rely on Internally Developed Software and Systems.

     We have developed custom software for our network servers and our private label solutions. This software may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may or may not be able to fix. We must expand and upgrade our technology, transaction-processing systems and network infrastructure if the volume of traffic on our Web site or our affiliates' Web sites increases substantially. In addition, as we continue to expand our merchant and wireless services, we may have to significantly modify our systems. We could experience periodic temporary capacity constraints, which may cause unanticipated system disruptions, slower response times and lower levels of customer service. We may be unable to accurately project the rate or timing of increases, if any, in the use of our consumer, merchant and wireless services or expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm our business.

Rapid Technological Change Affects Our Business.

     Rapidly changing technology, evolving industry standards, evolving customer demands and frequent new product and service introductions characterize our market. Our market's early stage of development exacerbates these characteristics. Our future success depends in significant part on our ability to improve the performance, content and reliability of our consumer, merchant and wireless services in response to both the evolving demands of the market and competitive product offerings. Our efforts in these areas may not be successful. If a large number of affiliates adopt new Internet technologies or standards, we may need to incur substantial expenditures modifying or adapting our private label solutions.

We Rely on the Internet System Infrastructure.

     Our success depends, in large part, on other companies maintaining the Internet system infrastructure. In particular, we rely on other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and services. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet system infrastructure may be unable to support the demands placed on it, and the Internet's performance or reliability may suffer as a result of this continued growth. In addition, the Internet could lose its commercial viability as a form of media due to delays in the development or adoption of new standards and protocols to process increased levels of Internet activity. Any such degradation of Internet performance or reliability could cause advertisers to reduce their Internet expenditures. If other companies do not develop the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium, or if the Internet does not become a viable commercial medium or platform for advertising, promotions and electronic commerce, our business could suffer.

We Receive Information that May Subject Us to Liability.

     We obtain content and commerce information from third parties. When we integrate and distribute this information over the Internet, we may be liable for the data that is contained in that content. This could subject us to legal liability for such things as defamation, negligence, intellectual property infringement and product or service liability. Many of the agreements by which we obtain content do not contain indemnity provisions in favor of us. Even if a given contract does contain indemnity provisions, these provisions may not cover a particular claim. While we carry general business insurance with a limit of $1.0 million for each occurrence and $2.0 million in the aggregate, this coverage may be inadequate.

     In addition, individuals whose names appear in our yellow pages and white pages directories have occasionally contacted us. These individuals believed that their phone numbers and addresses were unlisted, and our directories are not always updated to delete phone numbers or addresses when they are changed from listed to unlisted. While we have not received any claims from these individuals, we may receive claims in the future. Any liability that we incur as a result of content we receive from third parties could harm our financial results.

Our Networks Face Security Risks.

     Even though we have implemented security measures, our networks may be vulnerable to unauthorized access by hackers or others, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate our proprietary information or cause interruptions in our Internet operations. Internet and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Although we intend to continue to implement industry-standard security measures, persons may be able to circumvent the measures that we implement in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing Web pages that deliver our content services, any of which could harm our business.

     Users of online commerce services are highly concerned about the security of transmissions over public networks. Concerns over security and the privacy of users may inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. As we expand our merchant services, we intend to rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to securely transmit confidential information, such as customer credit card numbers. Users could possibly circumvent the measures we take to protect customer transaction data. To the extent that our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Any compromise of our security could harm our business.

We May Be Unable to Adequately Protect or Enforce Our Intellectual Property Rights.

     Our success depends significantly upon our proprietary technology. To protect our proprietary rights, we rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties and protective contractual provisions. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. In addition, others could possibly independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer.

     Companies in the computer industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, we have received, and we may receive in the future, notice of claims of infringement of other parties' proprietary rights. Any such claims could be time-consuming, result in costly litigation, divert management's attention, cause product or service release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could suffer.

We May Become Subject to Governmental Regulation.

     Because of the increasing use of the Internet, the government may adopt laws and regulations with regard to the Internet covering issues such as user privacy, pricing, content, taxation, copyrights, distribution and product and services quality.

We May Require Additional Funding.

     Although we believe that our cash reserves and cash flows from operations will be adequate to fund our operations for at least the next 12 months, such sources may be inadequate. Consequently, we may require additional funds during or after such period. Additional financing may not be available on favorable terms or at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our future capital requirements depend upon many factors, including, but not limited to:

     .  the rate at which we expand our sales and marketing operations;
     . the amount and timing of fees paid to affiliates to include our consumer, merchant and wireless services on their site or service;
     . the extent to which we expand our consumer, merchant and wireless services; the extent to which we develop and upgrade our technology and data network infrastructure;

     .  the occurrence, timing, size and success of acquisitions;
     . the rate at which we expand internationally; and . the response of competitors to our service offerings.

Management Owns a Large Percentage of Our Stock.

     Our officers, directors and affiliated persons will beneficially own approximately 42% of our common stock after all of the shares offered in this prospectus or issuable directly to INEX, Union-Street and eComLive shareholders upon the closings of our acquisitions of them are issued. Naveen Jain, our Chief Executive Officer, will beneficially own approximately 33% of our common stock. As a result, our officers, directors and affiliated persons may effectively be able to:

     .  elect, or defeat the election of, our directors;
     . amend or prevent amendment of our Certificate of Incorporation or Bylaws;
     . effect or prevent a merger, sale of assets or other corporate transaction; and
     . control the outcome of any other matter submitted to the stockholders for vote.

     Our public stockholders may have little control over the outcome of such transactions. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of InfoSpace.com, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Year 2000 Compliance Issues Could Adversely Impact Our Business.

     Despite our testing and remediation efforts, our systems and those of third parties, including content providers, advertisers, affiliates, and end users may contain errors or faults with respect to the Year 2000. Known or unknown errors or defects that affect the operation of our software and systems and those of third parties, including content providers, advertisers, affiliates, and end users could result in delay or loss of revenue, interruption of services, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could harm our business.

Our Stock Price Has Been and May Continue to be Volatile.

     The trading price of our common stock has been and is likely to continue to be highly volatile. Since we began trading on December 15, 1998, our stock price has ranged from $7.50 to $181.00. Our stock price could be subject to wide fluctuations in response to factors such as the following:

     .  actual or anticipated variations in quarterly results of operations;
     . the addition or loss of affiliates, distribution partners or content providers;
     . announcements of technological innovations, new products or services by us or our competitors;
     . changes in financial estimates or recommendations by securities analysts;
     .  conditions or trends in the Internet and online commerce industries;
     . changes in the market valuations of other Internet, online service or software companies;
     . our announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
     .  additions or departures of key personnel;
     .  sales of our common stock;

     .  general market conditions; and
     .  other events or factors, many of which are beyond our control.

     In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

Future Sales of Our Common Stock May Depress Our Stock Price.

     Sales of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock. After this offering and the consummation of our combination with INEX, 49,935,553 shares of our common stock will be outstanding. In the past 12 months, we completed two offerings of our common stock. All of the shares sold in these offerings are freely tradeable unless held by affiliates of InfoSpace.com.

Certain Anti-Takeover Provisions May Affect the Price of Our Stock.

     Certain provisions of our Certificate of Incorporation and Bylaws and Washington and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Also, if we receive a proposal from another company that could result in the acquisition of InfoSpace.com, our agreement with AOL requires us to negotiate with AOL before entertaining discussions with the other company. This provision could discourage companies other than AOL from presenting acquisition proposals to us and could delay, deter or prevent a change of control of us.

                             SELLING STOCKHOLDERS

     The shares of common stock to be sold by the selling stockholders pursuant to this prospectus represent shares issued to the selling stockholders by us in connection with our acquisitions of Union-Street.com and eComLive.com. The following table sets forth the aggregate number of shares of common stock held by each selling stockholder and the aggregate number of shares of common stock offered by each selling stockholder. No selling stockholder holds more than 1% of our outstanding common stock.

                                                                   Number of Shares     Number of      Number of Shares
                                                                  Beneficially Owned   Shares Being   Beneficially Owned
                  Name of Selling Stockholder                     Prior to Offering      Offered        After Offering
---------------------------------------------------------------   ------------------   ------------   ------------------

Union-Street.com former Shareholders:
------------------------------------
Atwood, Colby & Priscilla......................................           942                942              0
Bailey, Mark W. & Deborah......................................         9,414              9,414              0
Brownfield, Michael S..........................................         4,707              4,707              0
Cahan, Peter Z. & Joann R......................................         2,354              2,354              0
Cole, Jack.....................................................         2,354              2,354              0
Davenport, Tim.................................................         1,831              1,831              0
Go Dog Go Trust................................................         2,354              2,354              0
Grobstock, Colleen & Kristen...................................           942                942              0
Grunder, Michael...............................................       149,247            149,247              0
Hanson, Robert A. & Elaine T...................................           942                942              0
Hawley, Valorie................................................           942                942              0
Johnson, Paul..................................................         4,707              4,707              0
Levy, Martin...................................................            95                 95              0
Oaks, Brian....................................................         2,824              2,824              0
Overbye, Jay K.................................................         2,354              2,354              0
Petersen, Edward...............................................       142,376            142,376              0
Petersen, John L. & B. Lailla..................................         4,707              4,707              0
Rasmussen, Donna...............................................         9,414              9,414              0
Rebar, Robert J. & Marcella....................................         4,001              4,001              0
Red Note Investors.............................................         1,412              1,412              0
Scott, Ronald G................................................         1,883              1,883              0
Seattle Heart Clinic...........................................         4,707              4,707              0
Snell, Joseph D................................................        70,605             70,605              0
Springer, Diana K..............................................         2,354              2,354              0
Thomas T. Landreth.............................................         3,530              3,530              0
Tsui, Daren....................................................         4,707              4,707              0
Walker, Emily..................................................           942                942              0

eComLive.com former Shareholders:
---------------------------------------------------------------
Berko, Vadim...................................................         3,557              3,557              0
ConsulTeam Corporation.........................................         3,557              3,557              0
Dalai, Sanjay..................................................        10,562             10,562              0
Karpinsky, Vlad................................................         3,557              3,557              0
Lewman, John F.................................................           107                107              0
Mehta, Miten...................................................        10,669             10,669              0
Parekh, Jaykant................................................         7,113              7,113              0
Parekh, Prashant...............................................       296,942            296,942              0
Raval, Pareg...................................................         3,557              3,557              0
Tymchenko, Vadym...............................................         3,557              3,557              0
                                                                      -------            ------              ---
  TOTAL........................................................       779,825            779,825              0

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

     . Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
     . Purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
     . Over-the-counter distributions in accordance with the rules of the Nasdaq National Market;
     . Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     .  Privately negotiated transactions.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, brokers, dealers or agents engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

     In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholder and any person controlling the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until each selling stockholder is able to sell all shares offered pursuant to this registration statement in a single three-month period in accordance with Rule 144 under the Securities Act of 1933.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington.

                                    EXPERTS

     The financial statements included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
InfoSpace.com, Inc.:
Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets...............................................  F-3
Consolidated Statements of Operations.....................................  F-4
Consolidated Statements of Changes in Stockholders' Equity................  F-5
Consolidated Statements of Cash Flows.....................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of InfoSpace.com, Inc.
Redmond, Washington

  We have audited the accompanying consolidated balance sheets of InfoSpace.com, Inc. and subsidiary (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from March 1, 1996 (inception) to December 31, 1996, and the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of InfoSpace.com, Inc. and subsidiary as of December 31, 1997 and 1998, and results of their operations and their cash flows for the period from March 1, 1996 (inception) to December 31, 1996, and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Seattle, Washington
February 24, 1999 (December
 15, 1999 as to Note 14)

                              INFOSPACE.COM, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    September
                                        December 31, December 31,      30,
                                            1997         1998          1999
                                        ------------ ------------  ------------
                                                                   (unaudited)
                ASSETS
Current assets:
  Cash and cash equivalents...........   $  324,415  $ 14,590,634  $ 60,089,969
  Short-term investments, held-to-
   maturity...........................          --     72,159,522    98,863,091
  Accounts receivable, net of
   allowance for doubtful accounts of
   $47,000, $597,000 and $507,000
   (unaudited)........................      467,187     3,409,672     5,927,773
  Notes receivable....................          --            --      7,500,000
  Prepaid expenses and other current
   assets.............................      121,573     3,630,476     7,556,157
                                         ----------  ------------  ------------
    Total current assets..............      913,175    93,790,304   179,936,990
Long-term investments, held-to-
 maturity.............................          --      1,252,438    74,549,949
Property and equipment, net...........      216,439     1,161,936     2,999,414
Intangible assets, net................      268,420     5,276,880    17,959,285
Other investments.....................          --        370,790     7,861,474
Other.................................          --        405,906       575,327
                                         ----------  ------------  ------------
    Total assets......................   $1,398,034  $102,258,254  $283,882,439
                                         ==========  ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................   $   85,814  $  1,586,118       689,755
  Accrued expenses....................      204,311     5,032,450     3,719,712
  Note payable........................       30,000           --            --
  Deferred revenues...................       50,000     1,391,849     2,621,249
                                         ----------  ------------  ------------
    Total current liabilities.........      370,125     8,010,417     7,030,716
Commitments and contingencies (Note 6)
Stockholders' equity:
  Preferred stock, par value $.0001--
   Authorized, 15,000,000 shares:
   issued and outstanding, no shares..          --            --            --
  Common stock, par value $.0001--
   Authorized, 30,000,000, 50,000,000
   and 200,000,000 (unaudited) shares;
   issued and outstanding, 22,060,506,
   42,283,604 and 47,557,639
   (unaudited) shares.................        2,206         4,228         4,756
  Additional paid-in capital..........    1,997,152   107,546,932   293,741,026
  Accumulated deficit.................     (809,214)   (9,865,672)  (14,244,382)
  Deferred expense--warrants..........          --     (3,126,862)   (2,515,086)
  Unearned compensation--stock
   options............................     (162,235)     (310,789)     (134,591)
                                         ----------  ------------  ------------
    Total stockholders' equity........    1,027,909    94,247,837   276,851,723
                                         ----------  ------------  ------------
Total liabilities and stockholders'
 equity...............................   $1,398,034  $102,258,254  $283,882,439
                                         ==========  ============  ============

          See accompanying notes to consolidated financial statements.

                              INFOSPACE.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           March 1 to       Years Ended            Nine Months Ended
                          December 31,      December 31,             September 30,
                          ------------ -----------------------  -------------------------
                              1996        1997        1998         1998          1999
                          ------------ ----------  -----------  -----------  ------------
                                                                (unaudited)  (unaudited)
Revenues................   $  199,372  $1,685,096  $ 9,414,450  $ 5,373,860  $ 22,004,983
Cost of revenues........       96,641     399,877    1,605,006      972,295     3,433,913
                           ----------  ----------  -----------  -----------  ------------
  Gross profit..........      102,731   1,285,219    7,809,444    4,401,565    18,571,070
Operating expenses:
  Product development...      109,671     212,677      599,673      304,596       885,053
  Sales and marketing...      230,774     841,074    5,541,261    2,521,651    16,601,636
  General and
   administrative.......      163,896     480,398    3,001,434    1,786,291     5,371,623
  Amortization of
   intangibles..........          --       64,056      709,923      413,422     1,618,483
  Acquisition and
   related charges......          --          --     2,800,000    2,800,000     5,658,768
  Other--non-recurring
   charges..............          --      137,000    4,500,000      240,000       209,500
                           ----------  ----------  -----------  -----------  ------------
    Total operating
     expenses...........      504,341   1,735,205   17,152,291    8,065,960    30,345,063
                           ----------  ----------  -----------  -----------  ------------
    Loss from
     operations.........     (401,610)   (449,986)  (9,342,847)  (3,664,395)  (11,773,993)
Other income, net.......       21,086      21,296      411,365      152,767     7,496,224
Equity in loss from
 joint venture..........          --          --      (124,976)     (76,134)     (100,941)
                           ----------  ----------  -----------  -----------  ------------
Net loss................   $ (380,524) $ (428,690) $(9,056,458) $(3,587,762) $ (4,378,710)
                           ==========  ==========  ===========  ===========  ============
Basic and diluted net
 loss per share.........   $    (0.02) $    (0.02) $     (0.33) $     (0.14) $      (0.10)
                           ==========  ==========  ===========  ===========  ============
Shares used in computing
 basic net loss per
 share..................   18,560,326  21,882,980   27,120,536   25,277,014    45,608,271
                           ==========  ==========  ===========  ===========  ============
Shares used in computing
 diluted net loss per
 share..................   18,560,326  21,996,314   27,120,536   25,277,014    45,608,271
                           ==========  ==========  ===========  ===========  ============


          See accompanying notes to consolidated financial statements.

                              INFOSPACE.COM, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                           Common stock
                         -----------------   Paid-in     Accumulated    Deferred      Unearned
                           Shares   Amount   capital       deficit       expense    Compensation    Total
                         ---------- ------ ------------  ------------  -----------  ------------ ------------
Balance, March 1, 1996
 (inception)............        --  $  --  $        --   $        --   $       --    $     --    $        --
Common stock issued..... 21,890,506  2,190    1,369,010           --           --          --       1,371,200
Unearned compensation--
 stock options..........        --     --       101,250           --           --     (101,250)           --
Compensation expense--
 stock options..........        --     --           --            --           --       29,813         29,813
Net loss................        --     --           --       (380,524)         --          --        (380,524)
                         ---------- ------ ------------  ------------  -----------   ---------   ------------
Balance, December 31,
 1996................... 21,890,506  2,190    1,470,260      (380,524)         --      (71,437)     1,020,489
Common stock issued for
 acquisition............    170,000     16      292,172           --           --          --         292,188
Unearned compensation--
 stock options..........        --     --       234,720           --           --     (234,720)           --
Compensation expense--
 stock options..........        --     --           --            --           --      143,922        143,922
Net loss................        --     --           --       (428,690)         --          --        (428,690)
                         ---------- ------ ------------  ------------  -----------   ---------   ------------
Balance, December 31,
 1997................... 22,060,506  2,206    1,997,152      (809,214)         --     (162,235)     1,027,909
Common stock and
 warrants issued for
 acquisition............  2,999,976    300    7,902,009           --           --          --       7,902,309
Common stock issued to
 employees..............    446,502     44    1,674,350           --           --          --       1,674,394
Common stock issued in
 initial public
 offering............... 11,500,000  1,150   77,829,753           --           --          --      77,830,903
Other common stock
 issued to investors....  4,724,790    472   13,438,086           --           --          --      13,438,558
Warrants issued.........        --     --        40,161           --           --          --          40,161
Exercise of stock
 options................    551,830     56    1,016,154           --           --          --       1,016,210
Deferred expense--
 warrants...............        --     --     3,262,813           --    (3,262,813)        --             --
Warrants expense........        --     --           --            --       135,951         --         135,951
Unearned compensation--
 stock options..........        --     --       386,454           --           --     (386,454)           --
Compensation expense--
 stock options..........        --     --           --            --           --      237,900        237,900
Net loss................        --     --           --     (9,056,458)         --          --      (9,056,458)
                         ---------- ------ ------------  ------------  -----------   ---------   ------------
Balance, December 31,
 1998................... 42,283,604  4,228  107,546,932    (9,865,672)  (3,126,862)   (310,789)    94,247,837
Common stock issued in
 follow-on public
 offering (unaudited)...  4,340,000    434  185,097,491           --           --          --     185,097,925
Initial public offering
 costs (unaudited)......        --     --       (55,464)          --                                  (55,464)
Exercise of stock
 options (unaudited)....    463,436     47      909,665           --           --          --         909,712
Exercise of stock
 warrants (unaudited)...    432,454     43          (43)          --           --          --             --
Warrants expense
 (unaudited)............        --     --           --            --       611,776         --         611,776
Unearned compensation--
 stock options
 (unaudited)............        --     --       (43,639)          --           --      176,198        132,559
Employee stock purchase
 plan (unaudited).......     38,145      4      286,084           --           --          --         286,088
Net loss (unaudited)....        --     --           --     (4,378,710)         --          --      (4,378,710)
                         ---------- ------ ------------  ------------  -----------   ---------   ------------
Balance, September 30,
 1999 (unaudited)....... 47,557,639 $4,756 $293,741,026  $(14,244,382) $(2,515,086)  $(134,591)  $276,851,723
                         ========== ====== ============  ============  ===========   =========   ============

          See accompanying notes to consolidated financial statements.

                              INFOSPACE.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           March 1 to  Years Ended December       Nine Months Ended
                          December 31,          31,                 September 30,
                          ------------ ----------------------  -------------------------
                              1996       1997        1998         1998          1999
                          ------------ ---------  -----------  -----------  ------------
                                                               (unaudited)  (unaudited)
Operating Activities:
 Net loss...............   $(380,524)  $(428,690) $(9,056,458) $(3,587,762) $ (4,378,710)
 Adjustments to
  reconcile net loss to
  net cash provided
  (used) by operating
  activities:
 Trademark
  amortization..........         --          --     1,500,000      750,000     1,500,000
 Depreciation and other
  amortization..........      23,513     224,270      991,749      575,515     2,164,486
 Compensation expense--
  stock options.........      29,813     143,922      237,900      164,861       132,559
 Warrants expense.......         --          --       135,951          --        611,776
 Write-off of in process
  research and
  development...........         --          --     2,800,000    2,800,000     3,900,000
 Noncash issuance of
  common stock..........         --          --        70,000       70,000           --
 Noncash services
  exchanged.............         --      (60,000)      (7,290)      (5,785)          --
 Bad debt expense.......         --       47,000      687,602      500,602       295,359
 Warrant income.........         --          --           --           --       (341,275)
 Equity in loss from
  joint venture.........         --          --       124,976       76,134       100,941
 Loss on disposal of
  fixed assets..........         --        3,743       (3,771)      (3,771)       15,017
 Gain on sale of
  intangible............         --          --           --           --         (7,830)
 Cash provided (used) by
  changes in operating
  assets and
  liabilities:
  Accounts receivable...    (126,574)   (387,613)  (3,630,087)  (1,598,098)   (2,813,460)
  Prepaid expense and
   other current
   assets...............     (59,334)    (33,152)  (2,072,308)  (1,407,280)   (5,425,681)
  Other long-term
   assets...............         --          --      (337,500)         --       (169,421)
  Other intangibles.....         --          --       (66,865)      (6,865)          --
  Accounts payable......      39,553      46,261    1,500,305    1,517,355      (896,363)
  Accrued expenses......       4,663     199,648    4,805,428      657,300    (1,312,738)
  Deferred revenue......       7,239      42,761    1,341,849      197,314     1,229,400
                           ---------   ---------  -----------  -----------  ------------
 Net cash provided
  (used) by operating
  activities............    (461,651)   (201,850)    (978,519)     699,520    (5,395,940)
Investing Activities:
 Business acquisitions,
  net of cash acquired..         --      (14,000)    (311,951)    (311,951)  (18,083,054)
 Purchase of
  trademark(s)..........         --          --    (3,290,000)  (3,290,000)          --
 Investment in joint
  venture...............         --          --      (495,767)    (495,767)          --
 Issuance of note
  receivable............         --          --           --           --     (7,500,000)
 Other investments......         --          --           --           --     (7,250,350)
 Purchase of domain
  name..................         --          --           --       (60,000)     (120,000)
 Capitalized internally
  developed software....         --          --           --           --       (247,338)
 Sale of domain name....         --          --           --           --         10,000
 Purchase of fixed
  assets................    (219,375)   (120,822)  (1,150,807)    (767,112)   (2,151,164)
 Proceeds from sale of
  fixed assets..........         --          --         4,997        4,997           --
 Short-term investments
  (purchase) sale.......         --          --   (72,159,522)         --    (73,297,511)
 Long-term investments
  purchase..............         --          --    (1,252,438)         --    (26,703,569)
 Other..................         --      (29,087)         --           --            --
                           ---------   ---------  -----------  -----------  ------------
 Net cash used by
  investing activities..    (219,375)   (163,909) (78,655,488)  (4,919,833) (135,342,986)
Financing Activities:
 Proceeds from follow-on
  offering, net of
  expenses..............         --          --           --           --    185,097,925
 Proceeds from issuance
  of common stock to
  employees.............         --          --     1,674,394    1,674,394       286,088
 Payments for
  shareholders for
  fractional shares.....         --          --           (28)         (28)          --
 Proceeds from sale of
  warrants..............         --          --        40,161       40,161           --
 Proceeds from initial
  public offering, net
  of expenses...........         --          --    77,830,903     (868,621)      (55,464)
 Proceeds from issuance
  of other common stock
  to investors..........   1,371,200         --    13,338,586   13,338,586       909,712
 Proceeds from exercise
  of stock options......         --          --     1,016,210          375           --
                           ---------   ---------  -----------  -----------  ------------
 Net cash provided by
  financing activities..   1,371,200         --    93,900,226   14,184,867   186,238,261
                           ---------   ---------  -----------  -----------  ------------
Net Increase (Decrease)
 in Cash and Cash
 Equivalents............     690,174    (365,759)  14,266,219    9,969,554    45,499,335
Cash and Cash
 Equivalents:
 Beginning of period....         --      690,174      324,415      324,415    14,590,634
                           ---------   ---------  -----------  -----------  ------------
 End of period..........   $ 690,174   $ 324,415  $14,590,634  $10,228,969  $ 60,089,969
                           =========   =========  ===========  ===========  ============
Supplemental Disclosure of Noncash
 Financing and Investing Activities:
 Acquisition of
  membership interest of
  Yellow Pages on the
  Internet, LLC (YPI)
  through the Issuance
  of common stock and
  assumption of $90,000
  payable...............   $     --    $ 382,188  $       --   $       --   $        --
 Acquisition of common
  stock of Outpost
  Network, Inc. through
  the issuance of common
  Stock and warrants and
  assumption of
  liabilities of
  $191,000..............         --          --     7,932,000    7,932,000           --
 Warrants received in
  exchange for
  services..............         --          --           --           --        341,275
 Stock issued for legal
  and consulting
  services..............         --          --        50,000       50,000           --
 Stock issued for
  settlement of legal
  claim.................         --          --        50,000       50,000           --
 Settlement of note
  payable for noncash
  services..............         --          --        30,000          --            --

          See accompanying notes to consolidated financial statements.

                              INFOSPACE.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Period from March 1, 1996 (inception) to December 31, 1996, Years Ended December 31, 1997 and 1998 and Nine Months Ended September 30, 1998 and 1999
                                (unaudited)

Note 1: Summary of Significant Accounting Policies

  Description of business: InfoSpace.com, Inc. (the Company or InfoSpace), previously known as InfoSpace, Inc., a Delaware corporation, was founded in March 1996. The Company is a leading Internet infrastructure company that provides enabling technologies and Internet services for consumers, merchants and wireless devices. The Company completed an initial public offering in December 1998.

  The Company derives revenues from its consumer, merchant and wireless services. These include advertising, content carriage, licensing fees, e-commerce transaction fees, and guaranteed transaction fees in lieu of revenue share.

  Principles of consolidation: The consolidated financial statements include the accounts of the Company, InfoSpace Canada.com and its wholly owned subsidiary Outpost Network, Inc. (Outpost). All significant intercompany accounts and transactions have been eliminated.

  Cash and cash equivalents: The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market.

  Investments: The Company principally invests its available cash in high-quality corporate issuers, and in debt instruments of the U.S. Government and its agencies. At December 31, 1998, the short-term investments consist entirely of short-term debt instruments. All debt instruments with original maturities greater than three months from the balance sheet date are considered investments. Investments maturing after twelve months from the balance sheet date are considered long-term. The Company accounts for investments in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company's short-term and long-term investments are classified as held-to-maturity as of the balance sheet date and are reported at amortized cost.

  Property and equipment: Property and equipment are stated at cost. Depreciation is computed under the straight-line method over the following estimated useful lives:

     Computer equipment and software.................................    3 years
     Office furniture and equipment..................................    7 years
     Leasehold improvements.......................................... Lease term

  Intangible assets: Goodwill, purchased technology and other intangibles are amortized on a straight-line basis over their estimated useful lives. All goodwill, purchased technology and internally developed software currently recorded are amortized over five years. The trademark is amortized over its remaining life of nine years and four months. Other intangibles, primarily consisting of purchased domain name licenses, are amortized over an estimated useful life of three years.

  Other investments: The Company invests in equity instruments of privately-held, information technology companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method.

  Other Long-lived assets: Management periodically reevaluates long-lived assets, consisting primarily of purchased technology, goodwill, property and equipment, to determine whether there has been any

                              INFOSPACE.COM, INC.

impairment of the value of these assets and the appropriateness of their estimated remaining life. No impairment loss has been recognized through December 31, 1998.

  Revenue recognition: The Company's revenues are derived from its consumer, merchant and wireless services. These include advertising, content carriage, licensing fees, e-commerce fees and guaranteed transaction fees in lieu of revenue share.

  Advertising: Revenues from contracts based on the number of impressions displayed or click throughs provided are recognized as services are rendered.

  Content carriage: Revenues from fixed fee content carriage agreements are recognized ratably over the related contract term. For content carriage fee contracts that are performance based with an established maximum, the Company recognizes revenues as the services are rendered, not to exceed the maximum amount over the fixed term.

  Licensing fees: Revenue from licensed services is recognized ratably over the term of the license agreement.

  e-Commerce fees: Transaction fees are recognized in the period the transaction occurred and was reported to the Company by the content providers or online merchants.

  Guaranteed transaction fees: Guaranteed minimum payments are recognized ratably over the term of the agreements. Revenues earned above the guaranteed minimum payments are recognized ratably over the remaining term of the agreements.

  Also included in revenues are barter revenues generated from exchanging banners for banners, banners for content, or banners for print or other advertising. Barter revenues are recorded as advertising revenues at the lower of the estimated fair market value of goods and services received or impressions given, and are recognized when the Company's advertisements are run. For barter agreements, the Company records a receivable or liability at the end of a reporting period for the difference in the fair value of the services provided or received.

  Deferred revenues are primarily comprised of billings in excess of recognized revenues relating to advertising agreements and payments received pursuant to licensing agreements in advance of revenue recognition. The Company records a liability at month-end for any shortfalls of minimum impressions or click throughs that were not attained during the period of the agreement.

  Cost of revenues: Cost of revenues consists of expenses associated with the enhancement, maintenance and support of our content services, including direct personnel expenses, communication costs such as high-speed Internet access with dedicated DS-3 communication lines, server equipment depreciation, and license fees related to third-party content. Fees paid for content licenses are capitalized and amortized under the straight-line method over the license period.

  Product development: Product development expenses consist principally of personnel costs for research, design and development of the proprietary technology used to aggregate, integrate and distribute the Company's consumer, merchant and wireless services.

  Advertising costs: Design and production costs for print advertising are recorded as expense the first time an advertisement appears. Print advertising costs are expensed when the print advertising appears. Advertising costs related to electronic impressions are recorded as expense as impressions are provided.

                              INFOSPACE.COM, INC.

Advertising expense totaled $8,908, $217,798, and $1,261,338, for the years ended December 31, 1996, 1997, and 1998, respectively. Advertising expense totaled $597,959 and $3,652,348 for the nine months ended September 30, 1998 and 1999 (unaudited), respectively.

  Unearned compensation: Unearned compensation represents the unamortized difference between the option exercise price and the deemed fair market value of the Company's common stock for shares subject to grant at the grant date, for options issued under the Company's stock incentive plan (Note 4). The amortization of deferred compensation is charged to operations and is amortized over the vesting period of the options.

  Deferred expense-warrants: Deferred expense-warrants represents the fair value of the warrants that were issued and will be expensed ratably over the four year vesting period. The amortization of deferred warrant expense is charged to sales and marketing expense and is amortized over the term of the contractual agreement with America Online, Inc. (see Notes 4 and 6).

  Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, trade receivables and notes receivable, as discussed in Note 3. The Company's cash equivalents and short-term investments are held with major financial institutions. The Company operates in one business segment and has revenue streams from consumer, merchant and wireless services. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States operating in a wide variety of industries and geographic areas. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. For the nine months ended September 30, 1999, one customer accounted for approximately 26% of revenues. At September 30, 1999, one customer accounted for approximately 19% of gross accounts receivable, which was all current. At December 31, 1998, one customer accounted for approximately 27% of gross accounts receivable, which was all current.

  Income taxes: The Company has adopted SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets, including net operating loss carryforwards, and liabilities are determined based on temporary differences between the book and tax basis of assets and liabilities. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required.

  Reclassifications: Distribution revenue share costs, previously classified as Cost of Revenues, are classified as Sales and Marketing. Under these agreements, affiliates are paid a portion of certain advertising revenues generated from traffic on co-branded distribution pages. This reclassification has been made to the 1998 and prior financial statements to conform with the 1999 presentation.

  To reflect ongoing expenses from core operations, amortization of intangibles is now classified in one line item. This reclassification has been made to the 1998 and prior financial statements to conform with the 1999 presentation.

  Reverse stock split: A one-for-two reverse stock split of the Company's common stock was effected on August 25, 1998. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the one-for-two reverse stock split.

  Stock split: A two-for-one stock split of the Company's common stock was effected in May 1999. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the two-for-one stock split.

                              INFOSPACE.COM, INC.

  Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from estimates.

  Recent accounting pronouncements: In June 1997 the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes the standards for reporting comprehensive income and its components in financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains/losses on available-for-sale securities. The disclosure prescribed by SFAS No. 130 must be made for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required upon adoption. The Company had no comprehensive income items to report for the period from March 1, 1996 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Because the Company has never used nor currently intends to use derivatives, management does not anticipate that the adoption of this new standard will have a significant effect on earnings or the financial position of the Company.

Note 2: Balance Sheet Components

  The following balance sheet components are presented as of the dates noted below.

  Cash and Cash Equivalents:

                                         December 31, December 31, September 30,
                                             1997         1998         1999
                                         ------------ ------------ -------------
                                                                    (unaudited)
   Cash.................................   $324,415   $   173,566   $ 1,076,017
   Commercial paper.....................        --            --     49,731,167
   Money market.........................        --     14,417,068     6,282,785
   Other................................        --            --      3,000,000
                                           --------   -----------   -----------
                                           $324,415   $14,590,634   $60,089,969
                                           ========   ===========   ===========

  Short and Long-Term Investments at December 31, 1998:

                                   Amortized     Fair-    Unrealized Unrealized
                                     Cost        Value       Gain       Loss
                                  ----------- ----------- ---------- ----------
   Commercial paper.............. $66,668,475 $66,681,481  $13,259     $(253)
   Municipal securities..........   1,499,665   1,500,150      485       --
   U.S. Government securities....   5,243,820   5,243,433      --       (387)
                                  ----------- -----------  -------     -----
                                  $73,411,960 $73,425,064  $13,744     $(640)
                                  =========== ===========  =======     =====

                              INFOSPACE.COM, INC.

  Maturity information is as follows:

                                                         Amortized     Fair
                                                           Cost        Value
                                                        ----------- -----------
   Within one year..................................... $72,159,522 $72,173,013
   1 year through 5 years..............................   1,252,438   1,252,051
                                                        ----------- -----------
                                                        $73,411,960 $73,425,064
                                                        =========== ===========

  Short and Long-Term Investments at September 30, 1999 (unaudited):

                              Amortized      Market    Unrealized Unrealized
                                 Cost        Value        Gain       Loss
                             ------------ ------------ ---------- -----------
   Corporate notes and
    bonds................... $ 88,876,780 $ 87,788,501  $ 3,770   $(1,092,049)
   U.S. Government
    securities..............   44,553,718   44,363,300   14,015      (204,233)
   Commercial paper.........   23,373,517   23,291,601      --        (81,916)
   Certificate of deposit...   16,609,025   16,466,319      --       (142,706)
                             ------------ ------------  -------   -----------
                             $173,413,040 $171,909,921  $17,785   $(1,520,904)
                             ============ ============  =======   ===========

  Maturity information is as follows:

                                                       Amortized       Fair
                                                          Cost        Value
                                                      ------------ ------------
   Within one year................................... $ 98,863,091 $ 98,270,764
   1 year through 5 years............................   74,549,949   73,639,157
                                                      ------------ ------------
                                                      $173,413,040 $171,909,921
                                                      ============ ============

  Prepaid expenses and other assets:

                                         December 31, December 31, September 30,
                                             1997         1998         1999
                                         ------------ ------------ -------------
                                                                    (unaudited)
   Prepaid carriage fees................   $    --     $1,171,874   $4,044,676
   Prepaid trademark license............        --      1,500,000          --
   Interest receivable..................        --          9,874    1,344,634
   Other................................    121,573       948,728    2,166,847
                                           --------    ----------   ----------
                                           $121,573    $3,630,476   $7,556,157
                                           ========    ==========   ==========

  Property and equipment:

                                        December 31, December 31, September 30,
                                            1997         1998         1999
                                        ------------ ------------ -------------
                                                                   (unaudited)
   Computer equipment..................   $207,817    $1,390,988   $2,911,744
   Internally developed software.......        --            --       489,311
   Office equipment....................      3,044        54,366      140,424
   Office furniture....................      8,514        77,789      155,139
   Software............................        --            --       154,632
   Leasehold improvements..............        --         17,632       58,294
                                          --------    ----------   ----------
                                           219,375     1,540,775    3,909,544
   Accumulated depreciation............    (23,513)     (378,839)    (910,130)
                                          --------    ----------   ----------
                                          $195,862    $1,161,936   $2,999,414
                                          ========    ==========   ==========

                              INFOSPACE.COM, INC.

  Intangibles assets:

                                         December 31, December 31, September 30,
                                             1997         1998         1999
                                         ------------ ------------ -------------
                                                                    (unaudited)
   Goodwill.............................  $ 310,583    $4,860,671   $18,563,725
   Core technology......................        --        800,000     1,200,000
   Trademark............................        --        290,000       290,000
   Other................................        --         40,000       120,000
   Domain name..........................        --         60,000       176,875
   Advertising contracts................     85,417        85,417        85,417
                                          ---------    ----------   -----------
                                            396,000     6,136,088    20,436,017
   Accumulated amortization.............   (127,580)     (859,208)   (2,476,732)
                                          ---------    ----------   -----------
                                          $ 268,420    $5,276,880   $17,959,285
                                          =========    ==========   ===========

  Accrued expenses:

                                        December 31, December 31, September 30,
                                            1997         1998         1999
                                        ------------ ------------ -------------
                                                                   (unaudited)
   Compensation and related............  $  33,777    $  193,592   $  518,270
   Carriage fees and revenue share.....        --         93,067    1,817,284
   Legal fees..........................     12,717           --     1,006,913
   Settlement costs....................    137,000     4,500,000          --
   Other...............................     20,817       245,791      377,245
                                         ---------    ----------   ----------
                                         $ 204,311    $5,032,450   $3,719,712
                                         =========    ==========   ==========

Note 3: Notes Receivable (unaudited)

  On June 30, 1999, the Company loaned an unrelated third party $6.0 million. The short-term note is due the earlier of March 31, 2000 or upon a change of control, and accrues interest at 12% per annum. The note is secured by all of the assets of the borrower. On September 8, 1999 the borrower entered into a definitive agreement to be purchased, with the transaction expected to close before year-end.

  During August 1999, the Company loaned $1,500,000 to two companies to be acquired by the Company. On October 14, 1999, one of these acquisitions was closed. The second acquisition is expected to close within the fourth quarter. (See Note 14, Subsequent Event, for additional information.)

Note 4: Stockholders' Equity

  Authorized shares: At incorporation, the Company was authorized to issue 25,000,000 shares, consisting of 20,000,000 shares of common stock with a par value of $.0001 per share and 5,000,000 shares of preferred stock with a par value of $.0001 per share. The preferred stock may be issued in one or more series.

  On June 17, 1996, the Certificate of Incorporation was amended to increase the authorized number of shares of all classes of Company stock to 45,000,000 shares, consisting of 30,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with par value of $.0001 per share.

  On May 1, 1998, the Certificate of Incorporation was amended to increase the authorized number of shares of all classes of Company stock to 55,000,000 shares, consisting of 40,000,000 shares of common stock

                              INFOSPACE.COM, INC.

with a par value of $.0001 per share and 15,000,000 shares of preferred stock with a par value of $.0001 per share.

  On August 25, 1998, the Board of Directors approved and the Company effected a one-for-two reverse stock split of the Company's common stock. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the one-for-two reverse stock split.

  Also, on August 25, 1998, the Company filed a Restated Certificate of Incorporation. The effect was to change the authorized number of all classes of Company stock to 65,000,000 shares, consisting of 50,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with a par value of $.0001 per share after giving effect to the one-for-two reverse stock split.

  On April 6, 1999 Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was effective on May 5, 1999. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the two-for-one stock split.

  On May 24, 1999, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's common stock to 200,000,000 shares. (unaudited).

  Restated 1996 Flexible Stock Incentive Plan: On June 3, 1998, the Board of Directors approved the Restated 1996 Flexible Stock Incentive Plan (the Plan). The Plan provides employees (including officers and directors who are employees) of the Company an opportunity to purchase shares of stock pursuant to options which may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the Code), and employees, officers, directors, independent contractors and consultants of the Company an opportunity to purchase shares of stock pursuant to options which are not described in Section 422 of the Code (nonqualified stock options). The Plan also provides for the sale or bonus of stock to eligible individuals in connection with the performance of service for the Company. Finally, the Plan authorizes the grant of stock appreciation rights, either separately or in tandem with stock options, which entitle holders to cash compensation measured by appreciation in the value of the stock. Not more than 6,000,000 shares of stock shall be available for the grant of options or the issuance of stock under the Plan. If an option is surrendered or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to option but on which the option has not been exercised shall continue to be available under the Plan. The Plan is administered by the Board of Directors. Options granted under the Plan typically vest over four years, 25% one year from the date of grant and ratably thereafter on a monthly basis. Additional options have been granted to retain certain existing employees, which options vest monthly over four years.

  On June 3, 1998, the Board of Directors approved the Option Exchange Program and the Option Replacement Program, allowing employees of the Company to exchange their nonqualified stock options for incentive stock options. Nonqualified stock options to purchase a total of 725,106 shares were exchanged for incentive stock options to purchase the equivalent number of shares with an exercise price equal to the fair market value at the date of exchange.

  On May 24, 1999, the stockholders' of the Company approved an amendment to the Company's 1996 Flexible Stock Incentive Plan to increase the number of share reserved for issuance by 4,000,000. The stockholders' also approved an amendment to the Stock Incentive Plan to annually increase the number of shares reserved for issuance on the first day of the Company's fiscal year beginning in 2000 by the amount equal to the lesser of (A) 1,000,000 (B) three percent (3%) of the Company's outstanding shares at the end of the Company's preceding fiscal year, and (C) a lesser amount determined by the Board of Directors. The stockholders' also approved an amendment to the Stock Incentive Plan to limit the number of shares of Common Stock that may be granted to one individual pursuant to stock options in any fiscal year of the

                              INFOSPACE.COM, INC.

Company to 2,000,000 (plus an additional 2,000,000 shares in connection with his or her initial employment with the Company, which grant shall not count against the limit). (unaudited).

  Included in the table below as outstanding at September 30, 1999, are options to purchase 40,676 shares (unaudited) that were issued outside of the Plan, 27,551 of which were exercisable as of September 30, 1999.

  Activity and price information regarding the options are summarized as follows:

                                          Weighted
                                          average
                             Options   exercise price
                            ---------  --------------
Outstanding, March 1, 1996
 (inception)..............        --       $  --
  Granted.................  2,063,462        0.07
                            ---------
Outstanding, December 31,
 1996.....................  2,063,462        0.07
  Granted.................    702,500        1.54
                            ---------
Outstanding, December 31,
 1997.....................  2,765,962        0.44
  Granted.................  3,967,204        5.15
  Cancelled...............   (725,106)         77
  Exercised...............   (551,830)       1.84
  Forfeited...............   (156,750)       2.15
                            ---------
Outstanding, December 31,
 1998.....................  5,299,480        3.73
  Granted (unaudited).....  1,140,400       37.73
  Cancelled (unaudited)...    (94,022)      18.54
  Exercised (unaudited)...   (931,154)       1.72
                            ---------
Outstanding, September 30,
 1999 (unaudited).........  5,414,704         --
                            =========
Options exercisable,
 December 31, 1998........  1,509,466        0.66
                            =========
Options exercisable,
 September 30, 1999
 (unaudited)..............  1,939,652        1.22
                            =========

  Information regarding stock option grants during the period from March 1, 1996 to December 31, 1996, the years ended December 31, 1997 and 1998 and nine months ended September 30, 1999 (unaudited) is summarized as follows:

                                                                      Years Ended
                                               ---------------------------------------------------------
                 March 1, 1996 to December 31,
                             1996                   December 31, 1997            December 31, 1998
                 ----------------------------- --------------------------- -----------------------------
                           Weighted                    Weighted                      Weighted
                           Average   Weighted          Average   Weighted            Average   Weighted
                           exercise  Average           exercise  Average             exercise  Average
                  Shares    price   fair value Shares   price   fair value  Shares    price   fair value
                 --------- -------- ---------- ------- -------- ---------- --------- -------- ----------
Exercise price
 exceeds market
 price..........   110,000  $1.00     $0.02    500,000  $2.00     $ --           --   $ --      $ --
Exercise price
 equals market
 price.......... 1,800,000   0.01       --         --     --        --     3,449,284   5.82      1.33
Exercise price
 is less than
 market price...   153,462   0.03       .80    202,500   0.39      1.33      518,000    .69      1.38
                       Nine months ended
                      September 30, 1999
                          (unaudited)
                 -----------------------------
                           Weighted
                           Average   Weighted
                           exercise  Average
                  Shares    price   fair value
                 --------- -------- ----------
Exercise price
 exceeds market
 price..........       --   $  --     $  --
Exercise price
 equals market
 price.......... 1,140,400   37.73     42.81
Exercise price
 is less than
 market price...       --      --        --

  The Company has elected to follow the measurement provisions of Accounting Principles Board Opinion No. 25, under which no recognition of expense is required in accounting for stock options granted to employees for which the exercise price equals or exceeds the fair market value of the stock at the grant

                              INFOSPACE.COM, INC.

date. In those cases where options have been granted when the option price is below fair market value, the Company recognizes compensation expense over the vesting period using the aggregated percentage of compensation accrued method as prescribed by Financial Accounting Standards Board Interpretation No. 28. Compensation expense of $29,813, $143,922, $237,900 was recognized during the period from March 1, 1996 (inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively, for options granted with exercise prices less than grant date fair market value.

  To estimate compensation expense which would be recognized under SFAS No. 123, Accounting for Stock-based Compensation, the Company uses the modified Black-Scholes option-pricing model with the following weighted-average assumptions for options granted through December 31, 1998: risk-free interest rate ranging from 4.24% to 6%; expected dividend yield of 0%; no volatility (prior to becoming a public company); and an expected life of six years.

  Had compensation expense for the Plan been determined based on fair value at the grant dates for awards under the Plan consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net losses for the period from March 1, 1996 (inception) to December 31, 1996, and the years ended December 31, 1997 and 1998, would have been adjusted to the following pro forma amounts:

                                               1996       1997        1998
                                             ---------  ---------  -----------
Net loss as reported........................ $(380,524) $(428,690) $(9,056,458)
Net loss, pro forma.........................  (380,859)  (430,180)  (9,472,322)
Basic net loss per share, pro forma.........     (0.02)     (0.02)       (0.35)

  Additional information regarding options outstanding as of December 31, 1998, is as follows:

                              Options outstanding              Options exercisable
                     -------------------------------------- --------------------------
                                  Weighted
                                   average
                                  remaining     Weighted                   Weighted
      Range of         Number    contractual    average       Number       average
   exercise prices   Outstanding life (yrs.) Exercise price Exercisable exercise price
   ---------------   ----------- ----------- -------------- ----------- --------------
     $0.01            1,965,876      7.31        $0.01       1,273,480      $0.01
     0.10                28,462      7.67         0.10          28,462       0.10
   1.00-1.50             44,646      8.28         1.23          24,750       1.00
   2.00-3.00            693,396      8.93         2.02          74,916       2.00
   3.75-4.00            233,000      9.56         3.88             --         --
   6.00-7.50          2,330,100      9.93         7.41         107,858       7.50
     23.53                4,000     10.00        23.53             --         --
                      ---------                              ---------
                      5,299,480      8.78        $3.73       1,509,466      $0.66
                      =========                              =========

  At December 31, 1998, 769,900 shares were available for future grants under the Plan.

  In connection with the May and August 1998 private placement offering, the Company issued warrants to purchase 4,127,672 shares of common stock to five third-party participants for consulting services performed in identifying, structuring and negotiating future financings. These warrants expire between May 21, 2008 and August 6, 2008. The exercise prices are as follows:

            Shares                                   Price
            ------                                   -----
            2,201,424............................... $2.00
              963,124...............................  3.00
              963,124...............................  5.00

                              INFOSPACE.COM, INC.

  In July 1998, the Company issued warrants to purchase 955,934 shares of common stock at an exercise price of $0.01 to a former consultant in conjunction with the acquisition of Outpost (Note 4). These warrants expire on October 30, 2002.

  On August 24, 1998, the Company issued to AOL warrants to purchase up to 1,979,832 shares of common stock, which warrants vest in 16 equal quarterly installments over four years, conditioned on the delivery by AOL of a minimum number of searches each quarter on the Company's white pages directory service. The warrants have an exercise price of $6.00 per share.

  Stock purchase rights plan: On June 26, 1998, the Board of Directors approved the InfoSpace, Inc. Stock Purchase Rights Plan. The plan is offered to employees of the Company and its subsidiaries. The purpose of the plan is to provide an opportunity for employees to invest in the Company and increase their incentive to remain with the Company. A maximum of 1,000,000 shares of common stock are available for issuance under the plan. During July 1998, the Company offered shares to employees under the plan, resulting in the sale of 446,502 shares at $3.75 per share. The plan was terminated on August 24, 1998.

  1998 Employee Stock Purchase Plan: The Company adopted the 1998 Employee Stock Purchase Plan (the ESPP) in August 1998. The ESPP was implemented upon the effectiveness of the initial public offering. The ESPP is intended to qualify under Section 423 of the Code, and permits eligible employees of the Company and its subsidiaries to purchase common stock through payroll deductions of up to 15% of their compensation. Under the ESPP, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of the Company's, or subsidiary's common stock may not participate in the ESPP. An aggregate of 900,000 shares of common stock are authorized for issuance under the ESPP.

  The ESPP was implemented with six-month offering periods, with the first such period commencing upon the effectiveness of the initial public offering through July 31, 1999. Offering periods will begin on each February 1 and August 1. The price of common stock purchased under the ESPP will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period was equal to the lesser of 100% of the initial public offering price of the common stock offered hereby and 85% of the fair market value on July 31, 1999. The ESPP does not have a fixed expiration date, but may be terminated by the Company's Board of Directors at any time. There were 38,145 shares (unaudited) issued for the first ESPP offering period which ended July 31, 1999.

Note 5: Business Combinations

  YPI: On May 16, 1997, the Company acquired all outstanding Membership Interest Units of YPI, a limited liability company. YPI operations began to be included in the Company's financial statements on the effective date of the acquisition, May 1, 1997. The YPI advertising agreements provided yellow pages directory publishers with an Internet distribution channel and had terms of one month to one year. YPI is a yellow pages sales consortium business. In conjunction with the acquisition, the Company acquired certain advertising agreements and assumed a note payable for $90,000.

  In connection with the acquisition of YPI during May 1997, 2,000,000 shares of common stock were placed into an escrow account. The aggregate number of shares of the escrow stock to be delivered was derived from revenues generated by the business during the measurement period. Before December 31, 1997, the number of shares to be released from escrow was finalized and a total of 170,000 escrow shares were issued to the sellers on January 2, 1998. These shares were included in the calculation of basic earnings

                              INFOSPACE.COM, INC.

per share as of January 1, 1998, and in the calculation of diluted earnings per share as of the effective date of acquisition, May 1, 1997. The remaining 1,830,000 common shares were returned to the Company for cancellation. The Company acquired YPI primarily to obtain rights to its advertising agreements and the services of its founder to further develop the Company's business. YPI's shareholders have represented that YPI had no significant operations and that detailed YPI financial information is not available.

  The allocation of purchase price, as determined after the release of shares from escrow was finalized, is summarized as follows:

                                                                     Book and
                                                                    fair value
                                                                    ----------
     Book value of net liabilities assumed at cost.................  $(90,000)
     Fair value adjustments:
       Fair value of purchased advertising contracts...............    85,417
                                                                     --------
     Fair value of net assets acquired.............................    (4,583)
     Purchase price:
       Acquisition costs...........................................    14,000
       Fair value of 170,000 shares issued.........................   292,000
                                                                     --------
     Excess of purchase price over net assets acquired, allocated to goodwill (amortized over five years)......................  $310,583
                                                                     ========

  Outpost Network, Inc.: On June 2, 1998, the Company acquired all of the common stock of Outpost, a privately held company, for a purchase consideration of 2,999,976 shares of the Company's common stock, cash of $35,000, assumed liabilities of $264,000, and acquisition expenses of $1,957,000. In conjunction with the acquisition, the Company was required to issue warrants valued at $1,902,000 to a former consultant, which are included in acquisition costs. The exercise price of the warrants was specified in the consulting agreement between the Company and the former consultant dated October 30, 1997. Pursuant to this agreement, the former consultant rendered advice to the Company regarding the structure and terms of the Outpost merger and the warrants were earned based on the completion of the merger. Therefore, the warrant value was determined on June 2, 1998, the effective date of the merger. The transaction was accounted for as a purchase for accounting purposes.

  The allocation of purchase price is summarized as follows:

                                                                    Book and
                                                                   fair value
                                                                   ----------
     Book value of net liabilities assumed at cost................ $ (191,000)
     Fair value adjustments:
       Fair value of purchased technology, including in-process
        research and development..................................  3,600,000
       Fair value of assembled workforce..........................     40,000
                                                                   ----------
     Fair value of net assets acquired............................  3,449,000
     Purchase price:
       Cash paid..................................................     35,000
       Fair value of shares issued................................  6,000,000
       Acquisition costs (including the warrants issued with a
        fair value of $1,902,000).................................  1,957,000
                                                                   ----------
     Excess of purchase price over net assets acquired, allocated to goodwill (amortized over five years)..................... $4,543,000
                                                                   ==========

                              INFOSPACE.COM, INC.

  The $3,600,000 value of purchased technology includes purchased in-process research and development for future InfoSpace products. Generally accepted accounting principles require purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the year ended December 31, 1998, include the write-off of $2,800,000 of purchased in-process research and development. The remaining $800,000 represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years.

  The following unaudited pro forma information shows the results of the Company for the years ended December 31, 1998 and 1997, as if the acquisition of Outpost occurred on January 1, 1997. The pro forma information includes adjustments relating to the financing of the acquisition, the effect of amortizing goodwill and other intangible assets acquired, and assumes that Company shares issued in conjunction with the acquisition were outstanding as of January 1, 1997. The pro forma results of operations are unaudited, have been prepared for comparative purposes only, and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the date indicated or which may occur in the future:

                                                            (unaudited)
                                                         1997          1998
                                                      -----------  ------------
     Revenue......................................... $ 1,915,990  $  9,333,459
     Net loss........................................  (3,130,332)  (10,551,855)
     Basic and diluted net loss per share............       (0.13)        (0.37)

  My Agent Technology (unaudited): On June 30, 1999 the Company acquired the MyAgent technology and related assets from Active Voice Corporation for $18 million dollars. The acquisition was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and the liabilities assumed based on their fair values at the date of the acquisition. Other than the MyAgent technology modules, no other assets or liabilities were assumed as part of this acquisition.

  The Company recorded a non-recurring charge of $3.9 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use. The Company also recorded a one-time charge of $1.0 million for expenses incurred with the transaction. These expenses consisted of bonus payments made to certain Active Voice MyAgent team employees who accepted employment with InfoSpace.com but who are under no agreement to continue their employment with InfoSpace. The Company also recorded $13.7 million of goodwill and $480,000 of other intangible assets. These intangibles will be amortized over their useful life, which the Company has estimated to be five years.

  The allocation of the purchase price is summarized as follows:

     Fair value of purchased technology, including in-process
      Research and development.................................... $ 4,300,000
     Fair value of assembled workforce............................      80,000
                                                                   -----------
     Fair value of net assets acquired............................   4,380,000
     Purchase price:
       Cash paid..................................................  18,000,000
       Acquisition costs..........................................     100,000
                                                                   -----------
     Excess of purchase price over net assets acquired, Allocated to goodwill (amortized over five years)..................... $13,720,000
                                                                   ===========

                              INFOSPACE.COM, INC.

  The $4.3 million value of purchased technology includes purchased in-process research and development for future InfoSpace products. Generally accepted accounting principles require purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the quarter ended June 30, 1999, include the write-off of $3.9 million of purchased in-process research and development. The remaining $400,000 represents the purchase of core technology which is being amortized over an estimated useful life of five years.

  The MyAgent product team was not accounted for as a separate entity, a subsidiary, or a line of business, or division of the business, but rather was part of the research and development group. Accordingly, historical financial information is not available. The Company expects these modules to be fully integrated into the Company's full suite of Internet service offerings. Further, the modules will not be distinguishable operating segments for financial reporting purposes or for management purposes.

Note 6: Commitments and Contingencies

  The Company has noncancellable operating leases for corporate facilities. The leases expire through June, 2004. Rent expense under operating leases totaled $36,000, $83,000 and $179,000 for the period from March 1, 1996 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998, respectively. Rent expense under operating leases totaled $113,068 and $302,847 (unaudited) for the nine months ended September 30, 1998 and 1999, respectively. The Company also has noncancellable carriage fee agreements with certain affiliates.

  Future minimum rental payments required under noncancellable operating leases are as follows for the periods ending December 31:

     1999............................................................ $  106,180
     2000............................................................    393,018
     2001............................................................    353,089
     2002............................................................    311,972
     2003............................................................    225,280
                                                                      ----------
                                                                      $1,389,539
                                                                      ==========

  Future payments required under noncancellable affiliate carriage fee agreements are as follows for the periods ending December 31:

     1999........................................................... $ 2,226,060
     2000...........................................................   7,543,976
     2001...........................................................   1,500,000
                                                                     -----------
                                                                     $11,270,036
                                                                     ===========

  Trademark license agreements: Effective as of July 1, 1998, the Company entered into two trademark license agreements with Netscape Communications Corporation (Netscape) to license two of Netscape's trademarks for one-time nonrefundable license fees totaling $3,000,000. The trademark license fees were capitalized and amortized over one year, the expected useful life of the trademarks. The trademarks were fully amortized at June 30, 1999 (unaudited).

                              INFOSPACE.COM, INC.

  Directory services agreements: The Company entered into two directory services agreements with Netscape effective as of July 1, 1998. Under these agreements, which provide for a one-year term, with automatic renewal, the Company serves as the exclusive provider of co-branded yellow pages and white pages directory services on the Netscape home page (Netcenter). Netscape has guaranteed the Company a minimum level of use of the Company's yellow pages and white pages directories, and the Company has agreed to pay Netscape a carriage fee each quarter equal to the product of (x) the cost per click through as specified in the applicable directory services agreement and (y) the number of click throughs delivered by Netscape, up to a specified maximum. The Company accrues monthly a liability for the estimated click throughs delivered. Netscape reports the number of click throughs by month on a quarterly basis and invoices the Company on a quarterly basis. Payments to Netscape will be recorded as sales and marketing expenses during the quarter in which the click throughs occur. This minimum payment is included in the noncancellable affiliate carriage fee payments disclosed above. The Company expects Netscape to meet the minimum guaranteed click throughs during the period of the directory services agreements. In the event that Netscape fails to deliver the guaranteed minimum number of click throughs, Netscape has agreed to either continue the link to the Company's content services beyond the term of the agreement until the guaranteed minimum click throughs have been achieved or deliver to the Company a program of equivalent value as a remedy for the shortfall in click throughs. Netscape and the Company will share advertising revenue generated from a search of the Company's directory services initiated on Netscape's home page.

  Interactive Marketing Agreement (unaudited): On June 30, 1999 the Company entered into an agreement with AOL to provide white page directory services to AOL's Compuserve and Digital City divisions and its Netscape Communications subsidiary for a two year term. Pursuant to the agreement, the Company agreed to provide white pages listings and directory services. The Company is required to pay to AOL a bi-annual carriage fee. In return, AOL has agreed to deliver a minimum number of searches each year. If AOL delivers more searches in either or both of the years, we are required to pay AOL additional fees on a cost per search basis. In the event that there is a shortfall in searches as of the end of the initial two year term of the agreement, AOL will extend the term for six months or until the shortfall is made up, whichever occurs first. The Company will account for revenue and revenue sharing under the agreements with AOL under our existing revenue recognition policies described in our Note 1. The total carriage fee payments to be made under the white pages directory services agreement will be recognized based on actual searches delivered over the term of the agreement as sales and marketing expense.

  White pages and classifieds agreements: On August 24, 1998, the Company entered into agreements with America Online, Inc. (AOL) to provide white pages directory and classifieds information services to AOL. Pursuant to the white pages directory services agreement, the Company has agreed to provide to AOL white pages listings and directory service. The Company is required to pay to AOL a quarterly carriage fee, the retention of which is conditioned on the quarterly achievement of a minimum number of searches on the AOL white pages site. The quarterly carriage fee is paid in advance at the beginning of the quarter in which the searches are expected to occur and is recorded as a prepaid expense in the quarter it is paid. The fee is refundable if the minimum number of searches on the AOL white pages site for such quarter is not achieved. In addition, AOL has guaranteed to the Company a minimum number of searches over the term of the agreement. In the event that AOL does not deliver the guaranteed minimum number of searches over the term of the agreement, AOL has agreed to pay to the Company a cash penalty payment. The Company will share with AOL revenues generated by advertising on the Company's white pages directory services delivered to AOL. The Company is entitled to a greater percentage of advertising revenues than is AOL if the amount of such revenues received by the Company is less than the carriage fees paid to AOL.

  The Company has agreed to provide white pages directory services to AOL for a three-year term beginning on November 19, 1998, which term may be extended for four additional one-year terms at AOL's

                              INFOSPACE.COM, INC.

discretion. The agreement may be terminated by AOL for any reason after 18 months or at any time upon the acquisition by AOL of a competing white pages directory services business. In the event of any such termination, AOL is required to pay a termination fee to the Company. In addition, without the payment of a termination fee, AOL has the right to terminate the agreement in the event of a change of control of the Company.

  The Company has agreed to provide classifieds information services to AOL for a two-year term, with up to three one-year extensions at AOL's discretion. AOL has agreed to pay to the Company a quarterly fee and will share with the Company revenues generated from payments by individuals and commercial listing services for listings on the AOL classifieds service.

  Pursuant to the terms of these agreements, the Company has granted AOL the right to negotiate with the Company exclusively and in good faith for a period of 30 days with respect to proposals or discussions that would result in a sale of a controlling interest of the Company or other merger, asset sale or other disposition that effectively results in a change of control of the Company.

  In connection with the agreements, on August 24, 1998, the Company issued to AOL warrants to purchase up to 1,979,832 shares of common stock, which warrants vest in 16 equal quarterly installments over four years, conditioned on the delivery by AOL of a minimum number of searches each quarter on the Company's white pages directory service. The warrants have an exercise price of $6.00 per share.

  The revenue and revenue sharing under the agreements with AOL will be accounted for under the Company's existing revenue recognition policies described in Note 1. The Company expects AOL to meet the minimum number of searches each quarter. Accordingly, the total carriage fee payments to be made under the white pages directory services agreement will be recognized ratably over the term of the agreement as sales and marketing expense. However, if AOL does not deliver the minimum searches on the AOL white pages during that quarter, then AOL is obligated to refund the quarterly carriage fee paid for that specific quarter, in which case the Company would credit prepaid expense and reduce the total cost of the white pages directory services agreement by the amount of the refund. The adjusted total cost of the agreement would be recognized ratably over the remaining term of the agreement as sales and marketing expense, which term would include the quarter in which AOL did not deliver the minimum number of searches. For at least the first two years of the white pages agreement, the Company expects that actual carriage fee payments will exceed the sales and marketing expense recorded for the quarter in which the payment is made. As such, the Company expects to experience increases in its prepaid expense account during this time. These fees are included in the noncancellable affiliate carriage fee payments disclosed above. Any termination fee paid to the Company by AOL will be recognized as revenue when paid. The warrants were valued using the fair value method, as required under SFAS No.
123. The fair value of the warrants was approximately $3,300,000 at the date of grant, and is being amortized ratably over the four-year vesting period. The underlying assumptions used to determine the value of the warrants are an expected life of six years and a 5.5% risk-free interest rate.

  Litigation: On December 7, 1998, a complaint was filed against the Company on behalf of an alleged former employee in Superior Court for Suffolk County in the Commonwealth of Massachusetts alleging that he was terminated without cause and that he entered into an agreement with us that entitles him to an option to purchase 4,000,000 shares of common stock or 10% of the Company's equity. The complaint alleges breach of contract, breach of the covenant of good faith, breach of fiduciary duty, misrepresentation, promissory estoppel, intentional interference with contractual relations and unfair and deceptive acts and practices, seeking specific performance of the alleged agreement for 10% of the Company's equity, damages

                              INFOSPACE.COM, INC.

equal to the value of 10% of the Company's equity, punitive damages and attorneys' fees and costs and treble damages under the Massachusetts Consumer Protection Act (Mass. G.L. Chapter 93A). On January 7, 1999, the suit was removed to the United States District Court for the District of Massachusetts. Discovery has commenced and a trial is tentatively scheduled for March 2000. The Company is currently investigating the claims at issue and believes that it has meritorious defenses to such claims. Nevertheless, litigation is inherently uncertain and the Company may not prevail in this suit. To the extent that the Company is required to issue shares of common stock or options to purchase common stock as a result of the suit, the Company would recognize an expense equal to the number of shares issued multiplied by the fair value of the common stock on the date of issuance, less the exercise price of any options required to be issued. This could have a material adverse effect on the Company's results of operations, and any such issuances would be dilutive to existing stockholders, the dilutive impact of which may be mitigated to the extent it is offset by shares of common stock in an escrow account established by the Company's Chief Executive Officer.

  On December 23, 1998, the Company initiated litigation against Internet Yellow Pages, Inc., or IYP, by filing suit in United States District Court for the Western District of Washington. On February 3, 1999, the Company served a first amended complaint on IYP and Greg Crane, an agent of IYP, in which the Company asserted claims for (a) account stated, (b) breach of contract, and (c) fraud. Neither IYP nor Crane have answered our complaint. On February 11, 1999, however, the Company was served with a complaint filed by IYP in Arizona Superior Court for Maricopa County, which complaint was filed on February 3, 1999. In its complaint, IYP asserts causes of action for breach of contract, fraud, extortion, and racketeering under Arizona Revised Statutes, Section 13-2301(D)(l) and (t), and seeks relief consisting of $1,500,000 and other unquantified money damages, punitive damages, treble damages under Arizona Revised Statutes, Sec. 13-2314.04, and attorney's fees. On March 5, 1999, IYP answered the Company's complaint in the Washington action, and asserted claims for breach of contract, fraud, extortion and Consumer Protection Act, or CPA, violations. IYP seeks relief consisting of $1,500,000 and other unquantified money damages, treble damages under the CPA, and attorneys' fees. Trial in the Washington action is set for April 2000, and discovery is ongoing; the Arizona action is presently stayed. The Company is currently investigating the claims and believes it has meritorious defenses to such claims. Nevertheless, litigation is uncertain and the Company may not prevail in this suit.

  On February 24, 1999, the Company received a letter from counsel for a former content provider claiming that it is entitled to an option to acquire up to 5% of InfoSpace.com. The Company reviewed the claim and believes that it is entirely without merit. The Company responded to the counsel accordingly in a letter dated March 4, 1999 and intends to vigorously defend any suit if filed. To the extent that the Company is required to issue shares of its common stock or options to purchase common stock as a result of the claim, the Company would recognize an expense equal to the number of shares issued multiplied by the fair value of the Company's common stock on the date of issuance, less the exercise price of any options required to be issued. This could harm the Company's results of operations, and any such issuances would be dilutive to existing stockholders, the impact of which may be mitigated to the extent it is offset by shares of common stock in an escrow account established by the Company's Chief Executive Officer.

  Other-Non-recurring: On February 22, 1999, the Company reached a settlement with a former employee. Under the terms of the settlement the former employee will receive a cash payment of $4.5 million. The Company had previously accrued a liability of $240,000 for estimated settlement costs. Accordingly, the Company has recorded an additional expense of $4,260,000 for the difference between the accrued liability and the actual settlement amount. As this subsequent event was settled after December 31, 1998 but prior to the issuance of the financial statements, the additional expense has been recorded in the fourth quarter of 1998.

                              INFOSPACE.COM, INC.

  On July 23, 1999, the Company settled the patent infringement claim that was filed by Civix-DDI, LLC in January 1999. Under the settlement agreement, the patents have been licensed to the Company in exchange for a lump sum royalty payment of $209,500 (unaudited). This settlement payment was paid in the quarter ended September 30, 1999 and is reflected in Other-non-recurring charges.

  Contingencies: In the Company's early stage of development, the Company did not clearly document arrangements with employees and consultants, including matters relating to the issuance of stock options. As a result of this incomplete documentation, the Company may receive claims in the future asserting rights to acquire common stock.

Note 7: Income Taxes

  No provision for federal income tax has been recorded as the Company has incurred net operating losses through December 31, 1998 and through the nine months ended September 30, 1999 (unaudited). The tax effects of temporary differences and net operating loss carryforwards that give rise to the Company's deferred tax assets and liabilities are as follows:

                                               December 31,
                                           ----------------------  September 30,
                                             1997        1998          1999
                                           ---------  -----------  -------------
                                                                    (unaudited)
Deferred tax assets:
  Net operating loss carryforward......... $ 106,000  $    36,000   $ 4,222,000
  Intangible amortization.................    37,000       60,000        65,000
  Compensation expense--stock options.....    59,000       59,000       144,000
  Allowance for bad debt..................    16,000      203,000       172,000
  Litigation accrual......................    47,000    1,530,000           --
  Warrants................................       --        46,000       254,000
  Deferred revenue........................       --       473,000       473,000
  Accrued carriage fees...................       --           --        332,000
  Other, net..............................    10,000       34,000        91,000
                                           ---------  -----------   -----------
    Gross deferred tax assets.............   275,000    2,441,000     5,753,000
Deferred tax liabilities:
  Purchased technology....................       --       252,000       242,000
  Prepaid advertising.....................       --       113,000           --
  Depreciation............................     2,000       13,000        29,000
  Capitalized software....................       --           --        166,000
  Warrants................................       --           --        116,000
  Other, net..............................     2,000          --        106,000
                                           ---------  -----------   -----------
    Gross deferred tax liabilities........     4,000      378,000       659,000
                                           ---------  -----------   -----------
Net deferred tax assets...................   271,000    2,063,000     5,094,000
Valuation allowance.......................  (271,000)  (2,063,000)   (5,094,000)
                                           ---------  -----------   -----------
Deferred tax balance...................... $     --   $       --    $       --
                                           =========  ===========   ===========

  At December 31, 1997 and 1998 and September 30, 1999 (unaudited), the Company fully reserved its deferred tax assets. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required. The net change in the valuation allowance during the years ended December 31, 1997 and 1998, was $144,000 and $1,792,000, respectively.

                              INFOSPACE.COM, INC.

Note 8: Net Loss Per Share

  The Company has adopted SFAS No. 128, Earnings per Share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is antidilutive. The Company had a net loss for all periods presented herein; therefore, none of the options and warrants outstanding during each of the periods presented, as discussed in Note 4, were included in the computation of diluted loss per share as they were antidilutive. Options and warrants to purchase a total of 2,025,000, 2,726,000, 12,362,918 and 12,619,756 shares of common stock were excluded from the calculations of diluted loss per share for the period from March 1 to December 31, 1996, and the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999, respectively. 170,000 contingently issuable shares of common stock have been excluded from the calculation of basic earnings per share for the year ended December 31, 1997 (Note 4).

Note 9: Information on Products and Services

  In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers as well as the reporting of selected information about operating segments in interim financial statements for the year ended December 31, 1998. The adoption of SFAS No. 131 did not have a material effect on the Company's primary consolidated financial statements but did affect the Company's disclosures.

  The Company generates substantially all of its revenues through common, aggregated and integrated content delivered through a common physical infrastructure, and therefore the Company has only one reportable segment. Substantially all revenues are generated from domestic sources. All Company long-lived assets are physically located within the United States.

  Total operating expenses are controlled centrally based on established budgets by operating department. Operating departments include product development, sales and marketing, account management and customer service, and finance and administration. Assets, technology, and personnel resources of the Company are shared and utilized for all of the Company's service offerings. These resources are allocated based on contractual requirements, the identification of enhancements to the current service offerings, and other non-financial criteria. The Company does not prepare operating statements by revenue source. The Company does not account for, and does not report to management, its assets or capital expenditures by revenue source.

                              INFOSPACE.COM, INC.

 Revenue Information

  Revenues are derived from the Company's consumer, merchant and wireless services. These services generate revenues from advertising, content carriage, licensing fees, e-commerce transaction fees, and guaranteed transaction fees in lieu of revenue share. Contracts with customers often utilize services from more than one of our areas of service and include revenue from more than one revenue source.

                                                           Nine months ended
                             Years ended December 31,        September 30,
                          ------------------------------ ----------------------
                            1996      1997       1998       1998       1999
                          -------- ---------- ---------- ---------- -----------
                                                              (unaudited)
     Consumer revenues... $189,372 $1,424,748 $8,370,965 $4,824,350 $17,852,671
     Merchant revenues...   10,000    260,348  1,043,485    549,511   3,834,162
     Wireless revenues...      --         --         --         --      318,150
                          -------- ---------- ---------- ---------- -----------
     Total revenues...... $199,372 $1,685,096 $9,414,450 $5,373,861 $22,004,983
                          ======== ========== ========== ========== ===========

 Customer Information

  For the nine months ended September 30, 1999, one customer accounted for approximately 26% (unaudited) of revenues. For the year ended December 31, 1998, the same customer accounted for approximately 21% of revenues. For the year ended December 31, 1997 and for the period from March 1, 1996 (inception) to December 31, 1996, no one customer accounted for more than 10% of revenues.

Note 10: Related-party transactions

  During the period from March 1, 1996 (inception) to December 31, 1996, years ended December 31, 1997 and 1998, the Company sold advertising to an entity in which the Company's chief executive officer has an equity interest resulting in revenues of $10,000, $200,000 and $19,269. For the nine months ended September 30, 1998 and 1999, the Company sold advertising to the same entity resulting in revenues of $174 and $447,905 (unaudited), respectively.

Note 11: Investment in Joint Venture

  On July 16, 1998, the Company established InfoSpace Investments, Ltd., a wholly owned subsidiary incorporated in England and Wales. On July 16, 1998, the Company and InfoSpace Investments, Ltd. entered into a joint venture agreement (the Joint Venture Agreement) with another party forming a new company, TDL InfoSpace (Europe) Limited (TDL InfoSpace), with the purpose of carrying on the business of the aggregation and syndication of content on the Internet, initially in the United Kingdom. Pursuant to the terms of the Joint Venture Agreement, both the Company and its joint venture partner entered into license agreements with TDL InfoSpace for offsetting payments to each of the Company and its joint venture partner of (Pounds)50,000. These amounts were not intended to represent the fair market value of the license agreements to an unrelated third party. Under the license agreement between the joint venture partner and TDL InfoSpace, the joint venture partner licenses its U. K. directory information database to TDL InfoSpace. Under the Joint Venture Agreement, the joint venture partner also sells Internet yellow pages advertising of the joint venture through its local sales force. Under the license agreement between the Company and TDL InfoSpace, the Company licenses its technology and provides hosting services to TDL InfoSpace. In addition, under the Company's license agreement, TDL InfoSpace is obligated to reimburse

                              INFOSPACE.COM, INC.

the Company for any incremental costs incurred by the Company for its efforts with respect to the hosting services. In the event that TDL InfoSpace expands into other countries, it is required to pay to the Company an additional technology license fee of $50,000 per additional country. The Company's license agreement also provides that, in the event that the Company no longer holds any ownership interest in the joint venture, InfoSpace and the Company will negotiate an arm's-length license fee for the Company's technology, not to exceed $1,000,000. On July 17, 1998, the Company transferred $496,000 to InfoSpace Investments, Ltd. InfoSpace Investments, Ltd. utilized these funds to acquire 475,000 shares of TDL InfoSpace, which represents a noncontrolling 50% interest. Under the terms of the Joint Venture Agreement, the Company has certain obligations as guarantor, principally to guarantee the performance by InfoSpace Investments, Ltd. of its obligations under the Joint Venture Agreement. The Company accounts for its investment in the joint venture under the equity method. For the year ended December 31, 1998, the Company recorded a loss from the joint venture of $125,000. For the nine months ended September 30, 1999, the Company recorded a loss from the joint venture of $101,000 (unaudited).

Note 12: Other Investments (unaudited)

  The Company invests in equity instruments of privately held technology companies for business and strategic purposes. These investments are included in other long-term assets and are held for investment. For these investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. To date, no adjustments have been made to the carrying values of these investments. On January 1, 1999 the Company purchased 250,000 shares of Series D Convertible Preferred Stock of a privately held online merchant company at $2.00 per share in a private placement transaction. On June 30, 1999, the Company received 80,000 shares of Series F Convertible Preferred Stock of the same online merchant company in lieu of cash payment for services to be performed by the Company in the future. These shares were valued at $5.00 per share in a private placement transaction. The revenue on this transaction has been deferred and will be recognized when the services are performed. On July 19, 1999, the Company purchased 1,350,000 shares of Series E Convertible Preferred Stock of the same online merchant company at $5.00 per share in a private placement transaction.

  On June 15, 1999, the Company purchased 611,996 shares of Series E Convertible Preferred Shares of a privately held provider of content solutions on the Internet for $8.17 per share in a private placement transaction.

  The Company holds warrants in privately and publicly held technology companies for business and strategic reasons. These warrant agreements contain provisions that require the Company to meet certain performance criteria in order for the warrants to vest. When the Company meets its performance obligations it records revenue equal to the difference in the exercise price of the warrant and the fair market value of the underlying security. During the quarter ended September 30, 1999 the Company recorded revenue in the amount of $341,275 for vesting in performance warrants. These are reflected as Other Investments.

Note 13: Follow-on Offering (unaudited)

  In April 1999, the Company closed a follow-on offering. The Company sold 4,340,000 shares and raised approximately $185 million, net of expenses. Certain shareholders sold 3,020,000 shares.

Note 14: Subsequent Event

  On October 14, 1999, the Company acquired Toronto-based INEX Corporation, a provider of Internet commerce applications that deliver solutions for merchants to build, manage and promote online storefronts.

                              INFOSPACE.COM, INC.

This acquisition will be accounted for as a pooling of interests pursuant to which the Company exchanged approximately 900,000 shares of the Company's common stock for all of the outstanding shares, warrants and options of INEX.

  On October 14, 1999, the Company acquired Seattle-based Union-Street.com for 436,632 shares of the Company's common stock. This acquisition will be accounted for as a purchase. Union-Street provides portals, destination sites, and enterprise businesses with a suite of business services including private label e-mail, address book, calendar, personal home page, chat and message boards. Approximately $3.3 million will be recorded as a non-recurring charge for in-process research and development.

  On October 22, 1999, the Company signed a definitive agreement to acquire Redmond-based Zephyr Software Inc. and its wholly owned subsidiary in India, Zephyr Software (India) Private Limited. Zephyr Software Inc. provides infrastructure services for the Indian market. Zephyr India will become InfoSpace.com India, a wholly owned subsidiary of InfoSpace.com. Under the terms of the acquisition, which will be accounted for as a purchase, InfoSpace.com will exchange 166,956 shares of the Company's common stock for all of Zephyr Software Inc.'s outstanding shares, warrants and options. The acquisition is expected to be completed in the fourth quarter of 1999 upon receipt of regulatory approval from the government of India, and is also subject to customary conditions, including Zephyr Software Inc. shareholder approval.

  On November 19, 1999, the Company signed a definitive agreement to acquire Fremont, California-based eComLive.com Inc. eComLive.com is a leader in providing Web-based real-time collaboration and interactive solutions such as live data collaboration, audio and video conferencing in addition to allowing users to share documents, browsers, presentations and applications through a standard browser. Under the terms of the acquisition, which will be accounted for as a purchase, the Company will exchange 355,618 shares of its common stock for all of eComLive.com's outstanding shares and options. The acquisition is expected to be completed in December, and is subject to customary conditions, including eComLive shareholder approval.

  On December 6, 1999, the Company signed a definitive agreement to acquire San Mateo, California-based Saraide.com inc. Saraide is a leading wireless Internet services provider in Europe, Japan and Canada. Under the terms of the acquisition, which will be accounted for as a purchase, the Company will exchange 2,397,716 shares of its common stock and contribute its wireless assets for 80% control of Saraide. The acquisition is expected to be completed in the first quarter of 2000, and is subject to customary conditions, including regulatory approval and Saraide shareholder approval.

  On December 6, 1999, the Company signed a definitive agreement to acquire Mountain View, California-based Prio, Inc. Prio is a provider of "e-nabled' commerce solutions specializing in the development of strategic partnerships, technologies and programs that drive commerce in both traditional and online shopping environments. Under the terms of the acquisition, which will be accounted for as a pooling of interests, the Company will exchange 2,685,000 shares of its common stock for all of Prio's outstanding shares, warrants and options. The acquisition is expected to be completed in the first quarter of 2000, and is subject to customary conditions, including the receipt of regulatory approval and Prio shareholder approval.

  On November 29, 1999, the Company's Board of Directors approved a 2-for-1 stock split of the Company's Common Stock. Stockholders of record will be entitled to one additional share for each share held on that date.

  Employment Claim: On December 15, 1999, a former employee filed a complaint against the Company alleging that he was terminated without cause and that he had entered into an agreement with the Company that entitles him to an option to purchase 75,000 shares of the Company's Common Stock at $1.00 per share. The complaint alleges breach of contract, breach of the covenant of good faith and fair dealings, fraud, negligent misrepresentation and promissory estoppel, and seeks specific performance of the alleged agreement for 75,000 shares of Common Stock at $1.00 per share, compensatory and punitive damages, and attorneys' fees and costs. The Company is currently investigating the claims and believes it has meritorious defenses to such claims. Nevertheless, litigation is inherently uncertain and, should litigation ensure, there can be no assurance that the Company would prevail in such a suit. To the extent the Company is required to issue shares of Common Stock or options to purchase Common Stock as a result of the claims, the Company would recognize an expense equal to the number of shares issued multiplied by the fair value of the Company Stock on the date of issuance, less the exercise price of any options required to be issued. This could have a material adverse effect on the Company's results of operations, and such issuances could be dilutive to existing shareholders.

================================================================================


                                779,825 Shares


                              InfoSpace.com, Inc.

                                  __________



                                 Common Stock



                                  PROSPECTUS



                              _____________, 2000


================================================================================

                              InfoSpace.com, Inc.
                      REGISTRATION STATEMENT ON FORM S-3

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS
Item
Number
------

Item 14  Other Expenses of Issuance and Distribution.

         The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except SEC fees are estimates.

Registration Statement--SEC...............  $29,646
Accounting fees...........................  $ 2,000
Legal fees................................  $ 2,000
Miscellaneous.............................  $ 1,354
                                            -------
Total.....................................  $35,000

Item 15  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Further, in accordance with the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation eliminates the liability of a director of the Company to the Company and its stockholders for monetary damages for breaches of such director's fiduciary duty of care in certain instances. The Restated Bylaws (the "Restated Bylaws") of the Company provides for indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by this indemnification include any current or former directors and officers of the Company, as well as persons who serve at the request of the Company as directors, officers, employees or agents of another enterprise.

     In addition, the Company has entered into contractual agreements with each director and certain officers of the Company designated by the Board to indemnify such individuals to the full extent permitted by law. These agreements also resolve certain procedural and substantive matters that are not covered, or are covered in less detail, in the Restated Bylaws or by the Delaware General Corporation Law.

Item 16  Exhibits.

        Exhibit
        Number
        -------
           5.1   Opinion of Wilson Sonsini Goodrich & Rosati.
          23.1   Consent of Deloitte & Touche LLP, independent auditors.
          23.2   Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
          24.1   Power of Attorney (included on signature page).

Item 17  Undertakings.

     The undersigned registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 20/th/ day of December, 1999.


                                      InfoSpace.com, Inc.

                                      By  /s/  Ellen B. Alben
                                         ------------------------
                                         Ellen B. Alben, Senior Vice President,
                                             Legal and Business Affairs


                       SIGNATURES AND POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ellen B. Alben and Bernee D. L. Strom, joint and severally, his or her attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 20th day of December, 1999.

               Signature                                            Title
               ---------                                    ---------------------

  /s/ Naveen Jain                         Chief Executive Officer and Chairman of the Board
---------------------------------------   (Principal Executive Officer)
          Naveen Jain

  /s/ Tammy D. Halstead                   Vice President, Acting Chief Financial Officer and Chief
---------------------------------------   Accounting Officer (Principal Financial and Accounting
      Tammy D. Halstead                   Officer)

       /s/ John E. Cunningham, IV         Director
---------------------------------------
    John E. Cunningham, IV

       /s/ Peter L. S. Currie             Director
---------------------------------------
      Peter L. S. Currie

       /s/ Gary C. List                   Director
---------------------------------------
         Gary C. List

       /s/ Rufus W. Lumry, III            Director
---------------------------------------
        Rufus W. Lumry, III

       /s/ Carl Stork                     Director
---------------------------------------
          Carl Stork

       /s/ Bernee D. L. Strom             Director
---------------------------------------
       Bernee D. L. Strom

                               INDEX TO EXHIBITS


Exhibit
Number
-------

      5.1   Opinion of Wilson Sonsini Goodrich & Rosati.
     23.1   Consent of Deloitte & Touche LLP, independent auditors.
     23.2   Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
     24.1   Power of Attorney (included on signature page).